Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

OCEANFIRST FINANCIAL CORP.,

MERCURY MERGER SUB CORP.

and

SUN BANCORP, INC.

Dated as of June 30, 2017

i

3.14	Certain Contracts	28
3.15	Agreements with Regulatory Agencies	29
3.16	Risk Management Instruments	30
3.17	Environmental Matters	30
3.18	Investment Securities and Commodities	31
3.19	Real Property	31
3.20	Intellectual Property	31
3.21	Related Party Transactions	32
3.22	Takeover Protections	32
3.23	Reorganization	33
3.24	Opinion	33
3.25	Company Information	33
3.26	Loan Portfolio	33
3.27	Insurance	35
3.28	No Other Representations or Warranties	35

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT

4.1	Corporate Organization	36
4.2	Capitalization	37
4.3	Authority; No Violation	38
4.4	Consents and Approvals	39
4.5	Reports	39
4.6	Financial Statements	40
4.7	Broker’s Fees	41
4.8	Absence of Certain Changes or Events	41
4.9	Legal Proceedings	41
4.10	Taxes and Tax Returns	42
4.11	Employees	42
4.12	SEC Reports	43
4.13	Compliance with Applicable Law	44
4.14	Agreements with Regulatory Agencies	44
4.15	Takeover Protections	45
4.16	Reorganization	45
4.17	Opinion	45
4.18	Parent Information	45
4.19	Financing	45
4.20	No Other Representations or Warranties	45

Article V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Business of the Company Prior to the Effective Time	46
5.2	Company Forbearances	46

5.3	Parent Forbearances	50
5.4	Tax-free Reorganization	51

Article VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	52
6.2	Access to Information; Confidentiality	54
6.3	Shareholders’ Approvals	55
6.4	Legal Conditions to Merger	57
6.5	Stock Exchange Listing	57
6.6	Employee Matters	57
6.7	Indemnification; Directors’ and Officers’ Insurance	59
6.8	Additional Agreements	60
6.9	Advice of Changes	61
6.10	Litigation and Claims	61
6.11	Dividends	61
6.12	Corporate Governance	61
6.13	Acquisition Proposals	62
6.14	Board of Directors and Committee Meetings	64
6.15	Loan Participations	64
6.16	Public Announcements	64
6.17	Restructuring Efforts	64
6.18	Takeover Statutes	64
6.19	Exemption from Liability Under Section 16(b) of the Exchange Act	65
6.20	Assumption of Company Debt	65
6.21	No Control of Other Party’s Business	65

Article VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation To Effect the Integrated Mergers	66
7.2	Conditions to Obligations of Parent	66
7.3	Conditions to Obligations of the Company	67

Article VIII

TERMINATION AND AMENDMENT

8.1	Termination	68
8.2	Effect of Termination	70
8.3	Amendment	71
8.4	Extension; Waiver	72

Article IX

GENERAL PROVISIONS

9.1	Nonsurvival of Representations, Warranties and Agreements	72
9.2	Expenses	72
9.3	Notices	72
9.4	Interpretation	73
9.5	Counterparts	74
9.6	Entire Agreement	74
9.7	Governing Law; Jurisdiction	74
9.8	Waiver of Jury Trial	75
9.9	Assignment; Third Party Beneficiaries	75
9.10	Specific Performance	75
9.11	Severability	76
9.12	Delivery by Facsimile or Electronic Transmission	76

Exhibit A – Bank Merger Agreement

INDEX OF DEFINED TERMS

Page
Acquisition Proposal	63
affiliate	74
Agreement	1
Bank Merger	7
Bank Merger Agreement	7
Bank Merger Certificate	8
BCA	2
BHC Act	14
Cash Consideration	3
Cash Election	3
Cash Election Number	8
Cash Election Shares	3
Chosen Courts	74
Closing	2
Closing Date	2
Code	1
Company	1
Company Adverse Recommendation Change	56
Company Bank	7
Company Benefit Plans	23
Company Bylaws	15
Company Certificate	15
Company Common Stock	3
Company Contract	29
Company Disclosure Schedule	13
Company Equity Awards	6
Company Equity Plan	5
Company Indemnified Parties	59
Company Insiders	65
Company Leased Properties	31
Company Meeting	55
Company Owned Properties	31
Company Qualified Plans	24
Company Real Property	31
Company Regulatory Agreement	29
Company Reports	26
Company Restricted Stock Award	5
Company Restricted Stock Unit Award	6
Company Stock Option	5
Company Subsidiary	15
Confidentiality Agreement	54
Continuing Employee	57
Converted Company Option	5
Delaware Secretary	2

v

Derivative Contract	30
DGCL	2
Directors’ Deferred Fee Plan	16
DOL	24
Effective Time	2
Election	9
Election Deadline	10
Election Period	10
Enforceability Exceptions	17
Environmental Laws	30
ERISA	23
Exception Shares	3
Exchange Act	18
Exchange Agent	11
Exchange Fund	11
Exchange Ratio	4
FDIC	15
Federal Reserve Board	14
FHLB	15
First-Step Merger	1
First-Step Merger Certificate	2
Form of Election	10
GAAP	14
Governmental Entity	18
HOLA	36
Holder	9
Integrated Mergers	1
Intellectual Property	32
IRS	23
Issuer Trusts	17
Joint Proxy Statement	18
Laws	27
Liens	16
Loan Participation	34
Loans	33
Material Adverse Effect	14
Materially Burdensome Regulatory Condition	53
Merger Consideration	4
Merger Sub	1
Merger Sub Bylaws	7
Merger Sub Certificate	36
Multiemployer Plan	24
Multiple Employer Plan	24
NASDAQ	4
National Bank Conversion	53
New Certificates	4

New Jersey Secretary	2
New Plans	58
Non-Election Shares	3
OCC	18
Old Certificate	4
Parent	1
Parent Adverse Recommendation Change	55
Parent Bank	7
Parent Benefit Plans	42
Parent Bylaws	7
Parent Certificate	7
Parent Common Stock	3
Parent Disclosure Schedule	35
Parent Equity Awards	37
Parent Meeting	55
Parent Regulatory Agreement	45
Parent Reports	43
Parent Restricted Stock Awards	37
Parent Share Closing Price	4
Parent Share Issuance	38
Parent Subsidiary	36
PBGC	24
Per Share Cash Consideration	4
Permitted Encumbrances	31
person	74
Premium Cap	60
Regulatory Agencies	19
Representatives	62
Requisite Company Vote	17
Requisite Parent Vote	38
Requisite Regulatory Approvals	53
S-4	18
Sarbanes-Oxley Act	20
SEC	18
Second-Step Merger	1
Second-Step Merger Certificates	2
Securities Act	26
Shortfall Number	8
SRO	19
Stock Consideration	3
Stock Election	3
Stock Election Shares	3
Subordinated Debentures	17
Subsidiary	14
Superior Proposal	63
Support Agreements	1

Surviving Corporation	1
Takeover Statutes	32
Tax	23
Tax Return	23
Taxes	23
Terminated Plan	58
Termination Date	69
Termination Fee	70
Trust Preferred Securities	17
WLR	17

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 30, 2017 (this “Agreement”), is by and among OceanFirst Financial Corp., a Delaware corporation (“Parent”), Mercury Merger Sub Corp., a New Jersey corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Sun Bancorp, Inc., a New Jersey corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of Parent and the Board of Directors of the Company have each determined that it is in the best interests of their respective companies and the shareholders of their respective companies for such companies to consummate the strategic business combination transaction provided for herein, pursuant to which (i) Merger Sub will, subject to the terms and conditions set forth herein, merge with and into the Company (the “First-Step Merger”), so that the Company is the surviving corporation in the First-Step Merger and a wholly-owned Subsidiary of Parent and (ii) immediately thereafter, the Company, as the surviving corporation in the First-Step Merger, will merge (the “Second-Step Merger” and, together with the First-Step Merger, the “Integrated Mergers”) with and into Parent, with Parent being the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the Integrated Mergers shall together be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury regulation section 1.368-2(g);

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and an inducement for Parent to enter into this Agreement, certain shareholders of the Company have simultaneously herewith entered into separate voting and support agreements with Parent (collectively, the “Support Agreements”) in connection with the First-Step Merger; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Integrated Mergers and also to prescribe certain conditions to the Integrated Mergers.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE INTEGRATED MERGERS

1.1 The Integrated Mergers; Effective Time.

(a) Subject to the terms and conditions of this Agreement, in accordance with the New Jersey Business Corporation Act (the “BCA”), at the Effective Time, Merger Sub shall merge with and into the Company. The Company shall be the surviving corporation in the First-Step Merger, and shall continue its corporate existence under the laws of the State of New Jersey. Upon consummation of the First-Step Merger, the separate corporate existence of Merger Sub shall terminate. On or before the Closing Date, Parent and the Company, respectively, shall cause to be filed a certificate of merger with the Secretary of State of the State of New Jersey (the “New Jersey Secretary”) in accordance with the BCA (the “First-Step Merger Certificate”). The First-Step Merger shall become effective as of the date and time specified in the First-Step Merger Certificate (such date and time, the “Effective Time”).

(b) Immediately following the Effective Time, subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”) and the BCA, the Company, as the surviving corporation in the First-Step Merger, shall merge with and into Parent. Parent shall be the Surviving Corporation in the Second-Step Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Second-Step Merger, the separate corporate existence of the Company shall terminate. On or before the Closing Date, Parent and the Company, respectively, shall cause to be filed a certificate of ownership and merger with the Secretary of State of the State of Delaware (the “Delaware Secretary”) in accordance with the DGCL and a certificate of merger with the New Jersey Secretary in accordance with the BCA (collectively, the “Second-Step Merger Certificates”). The Second-Step Merger shall become effective as of the date and time specified in the Second-Step Merger Certificates.

1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Integrated Mergers (the “Closing”) will take place at 10:00 a.m., New York City time, at the offices of Skadden, Arps, Slate, Meagher and Flom LLP, on the first business day that is both (x) the last business day of a month or, if the Closing is anticipated to occur in January, the first business day of the month of January solely to the extent that the parties are able to, on such date and at or prior to 9:00 a.m., New York City Time, submit and confirm acceptance of the filing of the First-Step Merger Certificate with the New Jersey Secretary and the Second-Step Merger Certificate with the Delaware Secretary and (y) no earlier than the third (3rd) business day after the date on which the conditions set forth in Article VII hereof have been satisfied or, if permitted by applicable law, waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Parent and the Company; provided, further, however, that the Closing shall not occur prior to January 1, 2018 unless otherwise agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3 Effects of the Integrated Mergers. At and after the Effective Time, the First-Step Merger shall have the effects set forth in Section 10-6 of the BCA. At and after the effective time of the Second-Step Merger, the Second-Step Merger shall have the effects set forth in Section 259 of the DGCL and Section 10-6 of the BCA.

1.4 Effects of First-Step Merger on Merger Sub Capital Stock. At and after the Effective Time, each share of the capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Company.

1.5 Conversion of Company Common Stock in the First-Step Merger. At the Effective Time, by virtue of the First-Step Merger and without any action on the part of Parent, Merger Sub or the Company or the holder of any of the following securities:

(a) Subject to Section 2.4(e), each share of the common stock, par value $5.00 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of Company Common Stock owned by the Company as treasury stock or otherwise owned by the Company or Parent (in each case, other than shares of Company Common Stock held in any Company Benefit Plans or related trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted) (collectively, the “Exception Shares”), shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive the following, without interest:

(i) For each share of Company Common Stock with respect to which an election to receive cash (a “Cash Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 2.4 (collectively, the “Cash Election Shares”), an amount in cash equal to the Per Share Cash Consideration (the “Cash Consideration”);

(ii) For each share of Company Common Stock with respect to which an election to receive Parent Common Stock (a “Stock Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 2.4 (collectively, the “Stock Election Shares”), a number of validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of Parent (such common stock, the “Parent Common Stock”) equal to the Exchange Ratio (such number of shares of Parent Common Stock, the “Stock Consideration”); and

(iii) For each share of Company Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked pursuant to Section 2.4 (collectively, the “Non-Election Shares”), the right to receive such Stock Consideration or Cash Consideration as is determined in accordance with Section 2.3.

(b) For purposes of this Agreement, the following terms shall have the following meaning:

(i) The “Exchange Ratio” means the quotient, rounded to the nearest one-ten thousandth, of (A) the Per Share Cash Consideration divided by (B) the Parent Share Closing Price.

(ii) The “Parent Share Closing Price” means the volume-weighted average trading price of Parent Common Stock on The Nasdaq Global Select Market (the “NASDAQ”) (as reported by The Wall Street Journal) for the five (5) full trading days ending on the last trading day preceding the Closing Date.

(iii) The “Per Share Cash Consideration” means the sum, rounded to the nearest one-tenth of a cent, of (A) $3.78 and (B) the product, rounded to the nearest one-tenth of a cent, of 0.7884 times the Parent Share Closing Price.

(iv) The “Merger Consideration” means the Cash Consideration and/or Stock Consideration described in Section 1.5(a), as applicable.

(c) All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate”, it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration in accordance with, and subject to, Section 1.5(a) and this Article II, (ii) cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.4(e), without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.4(b). Old Certificates previously representing shares of Company Common Stock shall be exchanged for evidence of shares in book entry form or, at Parent’s option, certificates (collectively, referred to herein as “New Certificates”), representing the Stock Consideration (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) and/or the Cash Consideration, as applicable, upon the surrender of such Old Certificates in accordance with Section 2.4, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(d) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned by the Company or Parent (in each case, other than the Exception Shares) shall be cancelled and shall cease to exist and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

1.6 Effects of Second-Step Merger on Parent and Company Common Stock. At the effective time of the Second-Step Merger, each share of (a) Parent Common Stock issued and outstanding immediately prior to such time shall remain issued and outstanding and shall not be affected by the Second-Step Merger and (b) common stock of the Company, as the surviving corporation in the First-Step Merger, issued and outstanding immediately prior to such time shall be cancelled and shall cease to exist and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

1.7 Treatment of Company Equity Awards.

(a) At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock under the Company’s Omnibus Stock Incentive Plan, the Company’s 2014 Performance Equity Plan, the Company’s 2010 Stock Based-Incentive Plan or the Company’s 2004 Stock Based-Incentive Plan, as amended and restated (each, a “Company Equity Plan”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “Company Stock Option”) shall, without any further action on the part of any holder thereof, be assumed and converted into an option to purchase from Parent, on the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time, a number of shares of Parent Common Stock (rounded down to the nearest whole share) determined by multiplying (x) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (y) the Exchange Ratio, at a per share exercise price (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (i) the per share exercise price for each share of Company Common Stock subject to such Company Stock Option by (ii) the Exchange Ratio (each, as so adjusted, a “Converted Company Option”). All rounding described in this Section 1.7(a) shall be done on an aggregate basis for each Converted Company Option, such that a single rounding of shares and exercise price shall be applied to each Converted Company Option.

(b) The Converted Company Options shall have the same vesting schedule (including any acceleration of vesting as provided in the applicable Company Equity Plan) as the Company Stock Options and otherwise shall have the same terms and conditions as such Company Stock Options; provided, that Parent shall assume and convert the Company Stock Options into Converted Company Options in a manner consistent with the requirements of Sections 409A and 424(a) of the Code, as applicable. After such assumption and conversion, the Converted Company Options shall be subject to all of the terms and conditions of the applicable Company Equity Plan and grant agreements under which the Company Stock Options were originally issued (including any applicable change in control or other accelerated vesting provisions).

(c) At the Effective Time, each restricted stock award in respect of shares of Company Common Stock granted under any Company Equity Plan that is outstanding immediately prior to the Effective Time (a “Company Restricted Stock Award”) shall be or become fully vested and the restrictions thereon shall lapse, and each holder thereof shall be entitled to receive the Merger Consideration in exchange for each share of Company Common Stock subject thereto as promptly as practicable following the Effective Time (but in no event later than five (5) business days thereafter). Each share of Company Common Stock subject to such Company Restricted Stock Awards shall be treated as an outstanding share of Company Common Stock for purposes of this Article II. The Company or Parent will be entitled to deduct and withhold such amounts as may be required or permitted to be deducted and withheld under the Code and any applicable state or local Tax laws as allowed under the applicable Company Equity Plan and the applicable grant agreement, which withholding shall be taken first from the cash portion of the Merger Consideration payable in respect of such Company Restricted Stock Award (if any) and then, to the extent necessary, the portion of the Merger Consideration payable in respect of such Company Restricted Stock Award in the form of Parent Common Stock.

(d) At the Effective Time, each restricted stock unit award in respect of shares of Company Common Stock granted under any Company Equity Plan that is outstanding immediately prior to the Effective Time (a “Company Restricted Stock Unit Award” and, together with the Company Stock Options and Company Restricted Stock Awards, the “Company Equity Awards”), shall be cancelled in full, and each holder thereof shall be entitled to receive the Merger Consideration in exchange for each share of Company Common Stock subject thereto as promptly as practicable following the Effective Time (but in no event later than five (5) business days thereafter); provided that, to the extent payment of the Merger Consideration at such time would result in accelerated taxation and/or penalties under Section 409A of the Code, such payment shall be made on the earliest date that payment would not trigger such accelerated taxation and/or penalties. Each share of Company Common Stock subject to such Company Restricted Stock Unit Awards shall be treated as an outstanding share of Company Common Stock for purposes of this Article II. The Company or Parent will be entitled to deduct and withhold such amounts as may be required or permitted to be deducted and withheld under the Code and any applicable state or local Tax laws as allowed under the applicable Company Equity Plan and grant agreement, which withholding shall be taken first from the cash portion of the Merger Consideration payable in respect of such Company Restricted Stock Unit Award (if any) and then, to the extent necessary, the portion of the Merger Consideration payable in respect of such Company Restricted Stock Unit Award in the form of Parent Common Stock.

(e) At or prior to the Effective Time, the Company, the Board of Directors of the Company and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are reasonably necessary to (i) effectuate the provisions of this Section 1.7, (ii) ensure that following the Effective Time, there are no obligations with respect to the Company Equity Awards other than as set forth in this Section 1.7 and (iii) solely for purposes of granting new Company Equity Awards, terminate each Company Equity Plan effective as of the Effective Time; provided, that no action taken by the Company shall be required to be irrevocable until immediately prior to the Effective Time.

(f) At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a number of shares of Parent Common Stock in respect of each Converted Company Option issued pursuant to Section 1.7(a). Immediately following the Effective Time, Parent shall file a post-effective amendment to the Form S-4 or a registration statement on Form S-8 (or other applicable form) with respect to the shares of Parent Common Stock subject to each such Converted Company Option and shall use reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Converted Company Options remain outstanding.

1.8 Certificate of Incorporation of Surviving Corporation. At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the surviving corporation in the First-Step Merger until such Certificate of Incorporation is thereafter amended in accordance with its terms and applicable law. At the effective time of the Second-Step Merger, the Certificate of Incorporation of Parent (the “Parent Certificate”), as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and applicable law.

1.9 Bylaws of Surviving Corporation. At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time (the “Merger Sub Bylaws”), shall be the Bylaws of the surviving corporation in the First-Step Merger until thereafter amended in accordance with their terms and applicable law. At the effective time of the Second-Step Merger, the Bylaws of Parent (the “Parent Bylaws”), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and applicable law.

1.10 Directors; Officers. At and immediately after the Effective Time, the directors and officers of Merger Sub in office immediately prior to the Effective Time shall be the directors and officers of the surviving corporation in the First-Step Merger until their respective successors are duly elected or appointed and qualified. Subject to Section 6.12, the directors and officers of Parent in office immediately prior to the effective time of the Second-Step Merger shall be the directors and officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

1.11 Tax Consequences. For U.S. federal income Tax purposes, (a) the parties intend that (i) the Integrated Mergers shall together be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) Parent, Merger Sub and the Company shall each be a party to such reorganization within the meaning of Section 368(b) of the Code, and (b) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury regulation Section 1.368-2(g).

1.12 Bank Merger. Immediately following the consummation of the Integrated Mergers, Sun National Bank, a national bank and a wholly-owned Subsidiary of the Company (“Company Bank”), will merge (the “Bank Merger”) with and into OceanFirst Bank, a wholly-owned Subsidiary of Parent (“Parent Bank”), pursuant to the agreement and plan of merger attached hereto as Exhibit A, dated as of the date hereof, by and between Company Bank and Parent Bank (the “Bank Merger Agreement”). Parent Bank shall be the surviving bank in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company

Bank shall cease. The parties agree that the Bank Merger shall become effective immediately after the effective time of the Second-Step Merger. Prior to the Effective Time, the Company shall cause Company Bank, and Parent shall cause Parent Bank, to execute such articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective (the “Bank Merger Certificate”) immediately following the effective time of the Second-Step Merger.

ARTICLE II

EXCHANGE OF SHARES

2.1 Proration.

(a) Notwithstanding any other provision contained in this Agreement, the total number of shares of Company Common Stock to be entitled to receive the Cash Consideration pursuant to Section 1.5(a) shall be equal to the quotient of (i) the Cash Component (as defined below) divided by (ii) the Per Share Cash Consideration (such quotient, the “Cash Conversion Number”). All other shares of Company Common Stock (excluding the shares of Company Common Stock to be cancelled as provided in Section 1.5(d)) shall be converted into the right to receive the Stock Consideration. As used in this Agreement, “Cash Component” means the product of (x) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding the shares of Company Common Stock to be cancelled as provided in Section 1.5(d)) and (y) $3.78. The aggregate amount of the Cash Consideration shall in no event exceed the Cash Component.

(b) Promptly (and in any event no later than five (5) business days) after the Effective Time, Parent shall cause the Exchange Agent to effect the allocation among holders of Company Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i) If the aggregate number of shares of Company Common Stock with respect to which Cash Elections shall have been made (the “Cash Election Number”) exceeds the Cash Conversion Number, then all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and Cash Election Shares of each holder thereof will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (A) the number of Cash Election Shares held by such holder by (B) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number (with the Exchange Agent to determine, consistent with Section 2.1(a), whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Stock Consideration; and

(ii) If the Cash Election Number is less than the Cash Conversion Number (the amount by which the Cash Conversion Number exceeds the Cash Election Number being referred to herein as the “Shortfall Number”), then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares and Stock Election Shares shall be treated in the following manner:

(A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and the Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (with the Exchange Agent to determine, consistent with Section 2.1(a), whether fractions of Non-Election Shares shall be rounded up or down), with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Stock Consideration; or

(B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the total number of Non-Election Shares, and the denominator of which is the total number of Stock Election Shares (with the Exchange Agent to determine, consistent with Section 2.1(a), whether fractions of Stock Election Shares shall be rounded up or down), with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Stock Consideration.

2.2 Election Procedures.

(a) Each holder of record of shares of Company Common Stock to be converted into the right to receive the Merger Consideration in accordance with, and subject to, Section 2.1 (a “Holder”) shall have the right, subject to the limitations set forth in this Section 2.2, to submit an election in accordance with the following procedures.

(b) Each Holder may specify in a request made in accordance with the provisions of this Section 2.2 (herein called an “Election”) (i) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (ii) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

(c) Parent shall prepare a form reasonably acceptable to the Company, including appropriate and customary transmittal materials in such form as prepared by Parent and reasonably acceptable to the Company (the “Form of Election”), so as to permit Holders to exercise their right to make an Election.

(d) Parent (i) shall initially make available and mail the Form of Election not less than twenty (20) business days prior to the anticipated Election Deadline to Holders of record as of the business day prior to such mailing date, and (ii) following such mailing date, shall use all reasonable efforts to make available as promptly as possible a Form of Election to any stockholder who requests such Form of Election prior to the Election Deadline. The time period between such mailing date and the Election Deadline is referred to herein as the “Election Period”.

(e) Any Election shall have been made properly only if the Exchange Agent shall have received, during the Election Period, a Form of Election properly completed and signed (including duly executed transmittal materials included in the Form of Election) and accompanied by any Old Certificates representing all certificated shares to which such Form of Election relates or by an appropriate customary guarantee of delivery of such Old Certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States. As used herein, unless otherwise agreed in advance by the parties, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the date which the parties shall agree is as near as practicable to two (2) business days preceding the Closing Date. The Company and Parent shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) business days before, and at least five (5) business days prior to, the Election Deadline.

(f) Any Holder may, at any time during the Election Period, change or revoke such Holder’s Election by written notice to the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election. If any Election is not properly made with respect to any shares of Company Common Stock (none of Parent, the Company nor the Exchange Agent being under any duty to notify any Holder of any such defect), such Election shall be deemed to be not in effect, and the shares of Company Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(g) Any Holder may, at any time during the Election Period, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Old Certificates, or of the guarantee of delivery of such Old Certificates, previously deposited with the Exchange Agent. All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the parties that this Agreement has been terminated in accordance with the terms hereof.

(h) Subject to the terms of this Agreement and the Form of Election, Parent, in the exercise of its reasonable, good faith discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of the Forms of Election and compliance by any Holder with the Election procedures set forth herein, (ii) the method of issuance and delivery of New Certificates representing the whole number of shares of Parent Common Stock into which shares of Company Common Stock are converted in the Merger and (iii) the method of payment of cash for shares of Company Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of Parent Common Stock.

2.3 Parent to Make Merger Consideration Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, (a) New Certificates representing the aggregate Stock Consideration to be issued pursuant to Section 1.5 and exchanged pursuant to Section 2.4(a) and (b) cash in an amount sufficient to pay (i) the aggregate Cash Consideration payable to holders of Company Common Stock and (ii) cash in lieu of any fractional shares of Parent Common Stock (such cash and New Certificates described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, provided that no such investment or losses thereon shall affect the amount of the Merger Consideration payable to the holders of Old Certificates and any shortfall as a result of investment losses shall be promptly replenished by Parent. Any interest and other income resulting from such investments shall be paid to Parent.

2.4 Exchange of Shares.

(a) As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Parent shall cause the Exchange Agent to mail or otherwise deliver to each holder of record of one or more Old Certificates representing shares of Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the Merger Consideration which such holder shall have become entitled to receive in accordance with, and subject to, Section 1.5(a) and this Article II, and any cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.4(b). From and after the Effective Time, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing the Stock Consideration to which such holder of Company Common Stock shall have become entitled to receive in accordance with, and subject to, Section 1.5(a), and (ii) a check representing the amount of (A) the Cash Consideration which such holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates in accordance with, and subject to, Section 1.5(a) and this Article II, (B) any cash in lieu of fractional shares which such holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates pursuant to Section 2.4(e) and (C) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.4(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Cash Consideration, any cash in lieu of fractional shares payable to holders of Old Certificates or any dividends payable under Section 2.4(b). Until surrendered as contemplated by this Section 2.4, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.4.

(b) No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable after the Closing Date with respect to the Stock Consideration which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive.

(c) If any New Certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, cash in lieu of fractional shares and dividends or distributions that the holder presenting such Old Certificates is entitled to, as provided in this Article II.

(e) Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Parent Share Closing Price by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5.

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for one (1) year after the Effective Time shall be paid to the Surviving Corporation. Any former shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each former share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) Each of Parent and Merger Sub shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock, cash dividends or distributions payable pursuant to this Section 2.4 or any other amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent, Merger Sub or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which the deduction and withholding was made by Parent, Merger Sub or the Exchange Agent, as the case may be.

(h) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if requested by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent or Parent, as applicable, will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the disclosure schedule delivered by the Company to Parent concurrently herewith (the “Company Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (iii) any disclosures made with respect to a section of Article III shall be deemed to qualify (A) any other section of Article III specifically referenced or cross-referenced and (B) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Company Reports publicly filed by the Company after December 31, 2016, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Parent as follows:

3.1 Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and is a bank holding company duly registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent, the Company or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally or (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby; except, with respect to subclauses (A), (B) and (C), to the extent that the effects of such changes are materially disproportionately adverse to the business, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary,” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or person of which (x) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (y) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions. True, correct and complete copies of the Amended and Restated Certificate of Incorporation of the Company (the “Company Certificate”) and the Second Amended and Restated Bylaws of the Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available by the Company to Parent.

(b) Company Bank is a national bank duly organized, validly existing and in good standing under the laws of the United States. The deposits of Company Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due and no proceedings for the termination of such insurance are pending or threatened. Company Bank is a member in good standing of the Federal Home Loan Bank of New York (the “FHLB”) and owns the requisite amount of stock therein.

(c) Without duplication of the representations made by the Company in Section 3.1(b), each Subsidiary of the Company (each, a “Company Subsidiary”), (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified or in good standing would reasonably be expected to have a Material Adverse Effect on the Company and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of the Company to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. Section 3.1(c) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Subsidiaries of the Company as of the date hereof.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, $1.00 par value, of which no shares of preferred stock are issued or outstanding. As of the date of this Agreement, there are (i) 19,060,593 shares of Company Common Stock issued and outstanding, (ii) 73,222 shares of Company Common Stock held in treasury, (iii) 556,694 shares of Company Common Stock reserved for issuance upon the exercise of the outstanding Company Stock Options, (iv) 212,970 shares of Company Common Stock outstanding in respect of Company Restricted Stock Awards (which shares of Company Common Stock are included in the number of shares of Company Common Stock issued and outstanding in clause (i) of this Section 3.2(a)), (v) 181,228 shares of Company Common Stock subject to outstanding Company Restricted Stock Unit Awards (including, for purposes of this Section 3.2, 53,420 shares of Company Common Stock subject to deferred stock unit awards in respect of shares of Company Common Stock held by directors of the Company pursuant to the Company’s Directors Deferred Fee Plan (the “Directors’ Deferred Fee Plan”) and (vi) no other shares of capital stock or other equity securities of the Company issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of any “gross-up” or similar preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of the Company may vote. Except for the Trust Preferred Securities (as defined below) and the Subordinated Debentures (as defined below), there are no trust preferred or subordinated debt securities of the Company or any of its Subsidiaries issued or outstanding. Other than the Company Stock Options, the Company Restricted Stock Awards and the Company Restricted Stock Unit Awards, in each case, issued either prior to the date of this Agreement or, to the extent expressly permitted by this Agreement, on or after the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. There are no voting trusts, shareholder agreements, “gross-up” agreements, proxies or other agreements in effect pursuant to which the Company or any of its Subsidiaries may have any liabilities or obligations with respect to the voting or transfer of Company Common Stock or other equity interests of the Company, other than the Support Agreements.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of all the Company Equity Awards issued and outstanding under any Company Equity Plan as of the date hereof, specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Company Equity Award, (iii) the grant date of each such Company Equity Award, (iv) the vesting schedule for each such Company Equity Award, (v) the exercise price for each such Company Equity Award that is a Company Stock Option and (vi) the expiration date for each such Company Equity Award that is a Company Stock Option. Other than the Company Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of the Company or any of its Subsidiaries) are outstanding.

(c) The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to the Company Bank, as provided under 12 U.S.C. § 55 or any comparable provision of applicable federal or state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(d) Section 3.2(d) of the Company Disclosure Schedule sets forth a true and complete schedule, as of the date hereof, of the outstanding capital securities (the “Trust Preferred Securities”) of each of Sun Capital Trust V, Sun Capital Trust VI, Sun Capital Trust VII, Sun Statutory Trust VII and Sun Capital Trust VIII (collectively, the “Issuer Trusts”) and the junior subordinated debentures (the “Subordinated Debentures”) issued by the Company to each Issuer Trust, which schedule is in the same form as the table labeled “Table 25: Summary of Capital Securities and Junior Subordinated Debentures” that is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(e) The Voting Agreement, dated as of July 7, 2010, between WLR SBI Acquisition Co, LLC (“WLR”) and each party listed on Schedule A attached thereto has not been amended or supplemented. The Shareholders Agreement, dated as of September 22, 2010, among certain shareholder parties listed on Schedule A attached thereto has not been amended or supplemented.

3.3 Authority; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Integrated Mergers have been duly, validly and unanimously approved by the Board of Directors of the Company. The Board of Directors of the Company has determined that the Integrated Mergers, on the terms and conditions set forth in this Agreement, are advisable and in the best interests of the Company and its shareholders, has adopted this Agreement and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of a majority of votes cast by the holders of the shares of Company Common Stock entitled to vote at the Company Meeting (the “Requisite Company Vote”), no other corporate proceedings or approvals on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws relating to or affecting insured depository institutions or their parent companies or the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b) Subject to the receipt of the Requisite Company Vote, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with each of the terms and provisions hereof, nor the execution and delivery of the Bank Merger Agreement by the Company Bank, nor the consummation by the Company Bank of the transactions contemplated by the Bank Merger Agreement, nor compliance by the Company Bank with each of the terms and provisions of the Bank Merger Agreement will (i) violate any provision of the Company Certificate or the Company Bylaws or any governing or organizational document of any of the Company’s Subsidiaries or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(c) The Board of Directors of Company Bank has adopted the Bank Merger Agreement. The Company, as the sole shareholder of Company Bank, has approved the Bank Merger Agreement, and the Bank Merger Agreement has been duly and validly executed and delivered by Company Bank.

3.4 Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the NASDAQ and the approval of the listing on the NASDAQ of the shares of Parent Common Stock pursuant to this Agreement, (b) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act or the HOLA (as defined below), as applicable, and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC”) and approval of such applications, filings and notices, (d) the filing with the Securities and Exchange Commission (the “SEC”) of (i) any filings that are necessary under applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the filing of a joint proxy statement in definitive form relating to the meetings of the Company’s shareholders and Parent’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and (ii) the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (e) the filing of the First-Step Merger Certificate with the New Jersey Secretary pursuant to the BCA, (f) the filing of the Second-Step Merger Certificates with the Delaware Secretary and the New Jersey Secretary in accordance with the DGCL and the BCA, respectively, (g) the filing of the Bank Merger Certificate and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Parent Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or any SRO (each, a “Governmental Entity”) or third party are necessary in connection with (A) the execution and delivery by the Company of this Agreement, (B) the consummation by the Company of the Integrated Mergers and the other transactions contemplated hereby, (C) the execution and delivery by the Company Bank of the Bank Merger Agreement or (D) the consummation by the Company Bank of the Bank Merger. As used in this agreement “SRO” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

3.5 Reports. The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2014 with (a) any state regulatory authority, (b) the SEC, (c) the Federal Reserve Board, (d) the FDIC, (e) the OCC, (f) any foreign regulatory authority and (g) any SRO ((a) – (g), collectively “Regulatory Agencies”), including any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and have paid in full all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Section 3.5 of the Company Disclosure Schedule and for normal examinations conducted by a Regulatory Agency in the ordinary course of business of the Company and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2014, except where such proceedings or investigation would not reasonably be expected to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries and (iii) to the knowledge of the Company there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2014, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company and its Subsidiaries have fully resolved in all material respects all “matters requiring attention,” “matters requiring immediate attention” or similar items as identified by any such Regulatory Agency.

3.6 Financial Statements.

(a) The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, since January 1, 2014, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Deloitte & Touche LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2017, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the Company. The Company (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. These disclosures were made in writing by management to the Company’s auditors and audit committee and a true, correct and complete copy has previously been made available to Parent. As of the date of this Agreement, there is no reason to believe that the Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2014, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or, to the knowledge of the Company, to any director or officer of the Company.

3.7 Broker’s Fees. With the exception of the engagement of Sandler O’Neill & Partners, L.P., neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Integrated Mergers or related transactions contemplated by this Agreement. The Company has disclosed to Parent as of the date hereof the aggregate fees provided for in connection with the engagement by the Company of Sandler O’Neill & Partners, L.P., related to the Integrated Mergers and the other transactions contemplated hereunder.

3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2016, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Since December 31, 2016, except with respect to (i) matters set forth in Section 3.8(b) of the Company Disclosure Schedule and (ii) the transactions contemplated hereby, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9 Legal Proceedings.

(a) Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or, to the knowledge of the Company, any of their current or former directors or executive officers in their capacities as such (i) that would reasonably be expected to have a Material Adverse Effect on the Company or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Integrated Mergers, would apply to the Surviving Corporation or any of its affiliates), that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.10 Taxes and Tax Returns.

(a) Each of the Company and its Subsidiaries has duly and timely filed or caused to be filed (giving effect to all applicable extensions) all material Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material Taxes of the Company and its Subsidiaries that are due have been fully and timely paid or adequate reserves therefor have been made on the financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable). Each of the Company and its Subsidiaries has withheld and paid to the relevant Governmental Entity on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any person.

(c) No material claim has been made in writing by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such subsidiary is or may be subject to taxation by that jurisdiction.

(d) There are no material Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Liens for Taxes not yet due and payable.

(e) Neither the Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations, investigations, or other proceedings regarding any material Tax of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries which have not been paid, settled or withdrawn or for which adequate reserves have not been established.

(f) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable year (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction made on or prior to the Closing Date or (ii) prepaid amount received on or prior to the Closing Date.

(g) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than (i) such an agreement or arrangement exclusively between or among the Company and its Subsidiaries or (ii) commercial agreements not primarily related to tax). Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which the Company was the common parent) or (ii) has any material liability for the Taxes of any person (other than the Company or any of its Subsidiaries) arising from the application of Treasury regulation Section 1.1502-6, or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.

(h) Neither the Company nor any of its Subsidiaries has distributed stock to another Person, or has had its stock distributed by another Person during the two-year period ending on the date hereof that was intended to be governed in whole or in part by Section 355 of the Code.

(i) Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(2).

(j) As used in this Agreement, the term “Tax” or “Taxes” means all U.S. federal, state and local, and foreign taxes, fees assessments or other charges of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax or penalties related thereto.

(k) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11 Employees.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plans” mean all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, whether funded or unfunded, and all pension, benefit, retirement, bonus, stock option, stock purchase, employee stock ownership, restricted stock, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) to or with respect to which the Company or any Subsidiary, is a party or has or would reasonably be expected to have any current or future obligation or that are sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director or independent contractor who is a natural person (or any spouse or dependent of such individual) of the Company or any of its Subsidiaries.

(b) The Company has heretofore made available to Parent true, correct and complete copies of the following documents with respect to each of the Company Benefit Plans, to the extent applicable, (i) all plans and trust agreements, (ii) all amendments to any Company Benefit Plan, (iii) where any Company Benefit Plan has not been reduced to writing, a written summary of all the material plan terms, (iv) the most recent summary plan description and summary of material modifications, (v) the annual report (Form 5500), if any, filed with the Internal Revenue Service (the “IRS”) for the last three (3) plan years and summary annual reports, with schedules and financial statements attached, (v) the most recently received IRS determination letter, if any, relating to any Company Benefit Plan, (vi) the most recently prepared actuarial report for each Company Benefit Plan (if applicable) for each of the last three (3) years and (vii) copies of material notices, letters or other correspondence with the IRS, U.S. Department of Labor (the “DOL”) or Pension Benefit Guarantee Corporation (the “PBGC”) on or after January 1, 2013.

(c) Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Neither the Company nor any of its Subsidiaries has taken any action to take corrective action or made a filing under any voluntary correction program of the IRS, the DOL or any other Governmental Entity on or after January 1, 2013 with respect to any Company Benefit Plan, and neither the Company nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d) Section 3.11(d) of the Company Disclosure Schedule sets forth a true, correct and complete list of each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Company Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Company Qualified Plan or the exempt status of the related trust or increase the costs relating thereto. No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e) Each Company Benefit Plan that is subject to Section 409A of the Code has been administered and documented in compliance with the requirements of Section 409A of the Code, except where any non-compliance has not and would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries or any employee or director of the Company or any of its Subsidiaries.

(f) No Company Benefit Plan is, and none of the Company, its Subsidiaries nor any Company ERISA Affiliate (as defined below) has at any time during the last six years sponsored, maintained, contributed to or been obligated to contribute to any plan that is, subject to Title IV or Section 302 of ERISA or Sections 412, 430 or 4971 of the Code. For purposes of this Agreement, the term “Company ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA.

(g) None of the Company, its Subsidiaries nor any Company ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of the Company and its Subsidiaries nor any Company ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part 1 of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(h) Neither the Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or under Company Benefit Plans set forth on Section 3.11(h) of the Company Disclosure Schedule.

(i) All material contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Company Benefit Plan, in each case, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company to the extent required by GAAP.

(j) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the Company’s knowledge, no set of circumstances exists that would reasonably be expected to give rise to a claim, lawsuit or arbitration, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans, in each case, that would reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in any Company Benefit Plan, or any other party.

(k) None of the Company and its Subsidiaries nor any Company ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the Company Benefit Plans or their related trusts, the Company, any of its Subsidiaries, any Company ERISA Affiliate or any person that the Company or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability, delivery or funding of, or increase in the amount or value of, any payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director or independent contractor who is a natural person of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from, any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will (i) be an “excess parachute payment” within the meaning of Section 280G of the Code or (ii) require prior approval in accordance with FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

(m) No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code or otherwise. Neither the Company nor any of its Subsidiaries remain subject to any compensation-related limitations or restrictions imposed by or related to Section 111 of the Emergency Economic Stabilization Act of 2008, as amended.

(n) There are no pending or, to the Company’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against the Company or any of its Subsidiaries, or any strikes or other material labor disputes against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries and, to the knowledge of the Company, there are no organizing efforts by any union or other group seeking to represent any employees of the Company or any of its Subsidiaries and no employees of the Company or any of its Subsidiaries are represented by any labor organization.

(o) To the knowledge of the Company, no current or former employee or independent contractor who is a natural person of the Company or any of its Subsidiaries is in violation in any material respect of any term of any restrictive covenant obligation, including any non-compete, non-solicit, non-interference, non-disparagement or confidentiality obligation, or any employment or consulting contract, common law nondisclosure obligation, fiduciary duty, or other obligation: (i) to the Company or any of its Subsidiaries or (ii) to a former employer or engager of any such individual relating (A) to the right of any such individual to work for the Company or any of its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

3.12 SEC Reports. An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by the Company or any of its Subsidiaries pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, since December 31, 2014 (collectively, the “Company Reports”) is publicly available. No such Company Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2014, as of their respective dates, all the Company Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. None of the Company Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. As of the date of this Agreement, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company Reports.

3.13 Compliance with Applicable Law.

(a) The Company and each of its Subsidiaries hold, and have at all times since December 31, 2014 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid in full all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and to the knowledge of the Company no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. The Company and each of its Subsidiaries have at all times since December 31, 2014 complied in all material respects with, and are not in material default or violation under, any applicable federal, state, local or foreign law, statute, order, decree, rule, regulation, policy, permit, authorization or common law or agency requirement (“Laws”) of any Governmental Entity relating to the Company or any of its Subsidiaries, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Federal Deposit Insurance Corporation Improvement Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Company Bank has a Community Reinvestment Act rating of “satisfactory” or better. Without limitation, none of the Company or any of its Subsidiaries, or to the knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (a) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law, (d) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(b) Prosperis Financial Solutions LLC is not required to be registered with the SEC, the Financial Industry Regulatory Authority or the Securities Investor Protection Corp., in each case, as (i) a broker-dealer under the Exchange Act or (ii) an investment adviser under the Investment Advisers Act of 1940, as amended.

3.14 Certain Contracts.

(a) Except as set forth in Section 3.14(a) of the Company Disclosure Schedule and excluding any Company Benefit Plan, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees, independent contractors or consultants, (ii) which, upon the execution or delivery of this Agreement, shareholder adoption of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Parent, the Company, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act), (iv) which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by the Company or any of its Subsidiaries or upon consummation of the Integrated Mergers will materially restrict the ability of the Surviving Corporation or any of its Subsidiaries to engage in any line of business that is material to the Company (or, following the consummation of the Integrated Mergers, the Surviving Corporation), taken as a whole, (v) with or to a labor union or guild (including any collective bargaining agreement), (vi) any of the benefits of which contract, arrangement, commitment or understanding (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, shareholder adoption of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) that relates to the incurrence of indebtedness by the Company or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the FHLB and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) in the principal amount of $500,000 or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions and including any Contract relating to the Trust Preferred Securities or Subordinated Debentures, (viii) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries, (ix) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $500,000 per annum (other than any such contracts which are terminable by the Company or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), (x) any partnership or joint venture Contract, (xi) any Contract entered into within the last three (3) years relating to the acquisition or disposition of any branch or business (whether by merger, sale of stock, sale of assets or otherwise), (xii) which is a Securities Purchase Agreement, (xiii) any Contract relating to the offering by or on behalf of Prosperis Financial Solutions LLC of non-deposit investment products, including any

Contract to which INVEST Financial Corporation or any of its affiliates is a party (but excluding any Contract entered into in the ordinary course of business with the customers of such non-deposit investment products) or (xiv) which involves aggregate payments or receipts by or to the Company or any of its Subsidiaries in excess of $500,000 in any twelve-month period, other than those terminable on sixty (60) days or less notice without payment by the Company or any Subsidiary of the Company of any material penalty. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract,” and neither the Company nor any of its Subsidiaries knows of, or has received written, or to the knowledge of the Company, oral notice of, any violation of any Company Contract by any of the other parties thereto, which would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b) The Company has made available to Parent a true, correct and complete copy of each written Company Contract and each written amendment to any Company Contract. The Company is not a party to any oral Company Contract and there are no oral amendments to any written Company Contract.

(c) Each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and is in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each Company Contract. To the Company’s knowledge, each third-party counterparty to each Company Contract has in all material respects performed all obligations required to be performed by it under such Company Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract.

3.15 Agreements with Regulatory Agencies. Except as set forth on Section 3.15 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been, since January 1, 2014, a recipient of any supervisory letter from, or, since January 1, 2014, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised in writing, or to the knowledge of the Company, orally, since January 1, 2014, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement. The Company and each of its Subsidiaries are in compliance in all material respects with each Company Regulatory Agreement. The Company and its Subsidiaries have not received any notice from any Governmental Entity indicating that the Company or its Subsidiaries is not in compliance in any material respect with any Company Regulatory Agreement.

3.16 Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements (each, a “Derivative Contract”), whether entered into for the account of the Company, any of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. The Company and each of its Subsidiaries have duly performed in all material respects all of their material obligations under each Derivative Contract to the extent that such obligations to perform have accrued, and, to the Company’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. Each such Derivative Contract has been reflected in the books and records of the Company and such Subsidiaries in accordance with GAAP consistently applied. Each Derivative Contract is evidenced by customary and appropriate documentation (including an ISDA master agreement and long-form confirmation).

3.17 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance, and, to the knowledge of the Company, have complied, with all Laws relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of the Company any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against the Company, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of understanding by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to any Environmental Law that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

3.18 Investment Securities and Commodities.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each of the Company and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in fiduciary or agency capacity), free and clear of any Lien, except (i) as specifically disclosed in the financial statements included in the Company Reports and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP.

(b) The Company and its Subsidiaries employ investment, securities, commodities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of their businesses. Prior to the date of this Agreement, the Company has made available to Parent the terms of such policies, practices and procedures.

3.19 Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, the Company and each Company Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Company Reports as being owned by the Company or any such Company Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Company Owned Properties”), free and clear of all Liens, except statutory Liens securing payments not yet due, Liens for real property Taxes not yet due and payable, easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Company Leased Properties” and, collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without material default thereunder by the lessee or, to the Company’s knowledge, the lessor. There are no pending or, to the knowledge of the Company, threatened condemnation proceedings against the Company Real Property.

3.20 Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, to the knowledge of the Company: (a) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have a Material Adverse Effect on the Company (b) (i) the use of any Intellectual Property by the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company or any Company Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted to the Company that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (c) no person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries, and (d) neither the Company nor any Company Subsidiary has received any notice of any pending claim with respect to any Intellectual Property owned by the Company or any Company Subsidiary, and the Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all material Intellectual Property owned or licensed, respectively, by the Company and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and rights in any jurisdiction to limit the use or disclosure thereof by any person; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

3.21 Related Party Transactions. Except as set forth in Section 3.21 of the Company Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates), on the other hand, except those of a type available to employees of the Company or its Subsidiaries generally.

3.22 Takeover Protections.

(a) No “moratorium,” “fair price,” “business combination,” “control share acquisition,” “interested stockholder,” “affiliate transactions” or similar provision of any state anti-takeover, including the New Jersey Shareholders’ Protection Act (any such laws, “Takeover Statutes”) is applicable to this Agreement, the Integrated Mergers or any of the other transactions contemplated by this Agreement under the BCA.

(b) Article XIII of the Company Certificate is not applicable to this Agreement, the Integrated Mergers or any of the other transactions contemplated by this Agreement and neither Parent nor Merger Sub will be deemed to be an “interested shareholder” (as defined in the Company Certificate) as result of Parent entering into the Support Agreements or otherwise. Prior to the date of the Support Agreements, the Board of Directors of the Company took all action necessary to ensure that (i) neither Parent nor Merger Sub will be prohibited from engaging in a “Business Combination” (as defined in the Company Certificate) with the Company or any of its affiliates under the provisions of the Company Certificate and (ii) the eighty percent (80%) voting standard set forth in Article XIII.B.2. of the Company Certificate does not apply to the transactions contemplated hereby (including the First-Step Merger and the Second-Step Merger), including by adopting the resolutions described in Article XIII.B.1. of the Company Certificate.

3.23 Reorganization. Neither the Company nor any of its Subsidiaries has taken any action, or knows of any fact or circumstance, that could reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

3.24 Opinion. Prior to the execution of this Agreement, the Board of Directors of the Company has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Sandler O’Neill & Partners, L.P. to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration pursuant to this Agreement is fair from a financial point of view to the holders of Company Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.25 Company Information. The information relating to the Company and its Subsidiaries which is provided by the Company or its representatives specifically for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Joint Proxy Statement relating to the Company and its Subsidiaries and other portions within the reasonable control of Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.26 Loan Portfolio.

(a) As of the date hereof, except as set forth in Section 3.26(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which the Company or any Subsidiary of the Company is a creditor which as of March 31, 2017, had an outstanding balance of $100,000 or more and under the terms of which the obligor was, as of March 31, 2017, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or principal shareholder of the Company or any of its Subsidiaries (as such terms are defined in 12 C.F.R Part 215). Set forth in Section 3.26(a) of the Company Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of the Company and its Subsidiaries that, as of March 31, 2017, were classified by the Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, in each case, by category of Loan (e.g., commercial, consumer, etc.) and (B) each asset of the Company or any of its Subsidiaries that, as of March 31, 2017, is classified as “Other Real Estate Owned” and the book value thereof.

(b) Set forth in Section 3.26(b) of the Company Disclosure Schedule is a true, correct and complete list, as of March 31, 2017, of each Loan of the Company or any of its Subsidiaries that is structured as a participation interest in a Loan originated by another person (each, a “Loan Participation”), including with respect to each such Loan Participation, the originating lender of the related Loan, the outstanding principal balance of the related Loan, the amount of the outstanding principal balance represented by the Loan Participation and the identity of the borrower of the related Loan.

(c) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, each Loan of the Company and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of the Company and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(d) Each outstanding Loan of the Company and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(e) None of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan (other than first payment defaults).

(f) There are no outstanding Loans made by the Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of the Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(g) Neither the Company nor any of its Subsidiaries is now nor has it ever been since December 31, 2014, subject to any material fine, suspension, settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

3.27 Insurance. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and the Company and its Subsidiaries are in compliance in all material respects with their insurance policies, each of which is listed in Section 3.27 of the Company Disclosure Schedule and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.28 No Other Representations or Warranties.

(a) Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty to Parent or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to Parent or any of its affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) The Company acknowledges and agrees that neither Parent nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except (a) as disclosed in the disclosure schedule delivered by Parent to the Company concurrently herewith (the “Parent Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (iii) any disclosures made with respect to a section of Article IV shall be deemed to qualify (A) any other section of Article IV specifically referenced or cross-referenced and (B) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Parent Reports publicly filed by Parent after December 31, 2016, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent hereby represents and warrants to the Company as follows:

4.1 Corporate Organization.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a savings and loan holding company duly registered with the Federal Reserve Board under the Home Owners Loan Act of 1933, as amended (the “HOLA”), except, if Parent elects to effect the National Bank Conversion (as defined below) prior to the Closing, then, as of the Closing, Parent will be a bank holding company duly registered with the Federal Reserve Board under the BHC Act. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Parent is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. True, correct and complete copies of the Certificate of Incorporation of Merger Sub (the “Merger Sub Certificate”), the Merger Sub Bylaws, the Parent Certificate and the Parent Bylaws, as in effect as of the date of this Agreement, have previously been made available by Parent to the Company.

(b) Parent Bank is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States, except if Parent elects to effect the National Bank Conversion prior to the Closing, then, as of the Closing, Parent Bank will be a national bank duly organized, validly existing and in good standing under the laws of the United States. The deposits of Parent Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due and no proceedings for the termination of such insurance are pending or threatened.

(c) Without duplication the representations and warranties set forth in Section 4.1(b) or Section 4.1(d), each Subsidiary of Parent (a “Parent Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified or in good standing would reasonably be expected to have a Material Adverse Effect on Parent and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Parent to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. Section 4.1(c) of the Parent Disclosure Schedule sets forth a true, correct and complete list of all Subsidiaries of Parent as of the date hereof.

(d) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and is a wholly-owned Subsidiary of Parent. Merger Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. True, correct and complete copies of the Merger Sub Certificate and Merger Sub Bylaws, as in effect as of the date of this Agreement, have previously been made available by Parent to the Company.

4.2 Capitalization.

(a) The authorized capital stock of Parent consists of 55,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, $0.01 par value, of which no shares of preferred stock are issued or outstanding. As of the close of business on June 27, 2017, there were (i) 32,519,755 shares of Parent Common Stock issued and outstanding, (ii) 1,047,017 shares of Parent Common Stock held in treasury, (iii) 169,818 shares of Parent Common Stock reserved for issuance in respect of awards of restricted Parent Common Stock (“Parent Restricted Stock Awards”) granted under Parent’s 2011 Stock Incentive Plan, (iv) 2,655,563 of Parent Common Stock reserved for issuance upon the exercise of stock options granted under Parent’s 2011 Stock Incentive Plan, Parent’s 2006 Stock Incentive Plan, the Cape Bancorp, Inc. 2008 Equity Incentive Plan, the Colonial Financial Services, Inc. 2011 Equity Incentive Plan, the Ocean Shore Holding Co. 2005 Equity Incentive Plan or the Ocean Shore Holding Co. 2010 Incentive Plan, the Cape Bancorp, Inc. 2008 Equity Incentive Plan, the Colonial Financial Services, Inc. 2011 Equity Incentive Plan, the Ocean Shore Holding Co. 2010 Equity Incentive Plan or the Ocean Shore Holding Co. 2005 Equity Incentive Plan, as applicable (such stock options, together with the Parent Restricted Stock Awards, the “Parent Equity Awards”), and (v) no other shares of capital stock or other voting securities of Parent issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Parent may vote. As of the date of this Agreement, no trust preferred or subordinated debt securities of Parent are issued or outstanding. Other than the Parent Equity Awards issued prior to the date of this Agreement, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Parent or any of its Subsidiaries has a contractual obligation with respect to the voting or transfer of the Parent Common Stock or other equity interests of Parent.

(b) Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Parent Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable federal or state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation.

(a) Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the consummation of the Integrated Mergers and the issuance of shares of Parent Common Stock in connection with the First-Step Merger (such issuance, the “Parent Share Issuance”), have been duly and validly approved by the Board of Directors of Parent, and the execution and delivery of this Agreement and the consummation of the First-Step Merger have been duly and validly approved by the Board of Directors of Merger Sub. The Board of Directors of Parent has directed that the Parent Share Issuance be submitted to Parent’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the affirmative vote of a majority of the votes cast by the holders of the shares of Parent Common Stock at the Parent Meeting to approve the Parent Share Issuance (the “Requisite Parent Vote”), no other corporate proceedings or approvals on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Parent Common Stock to be issued in the First-Step Merger have been validly authorized (subject to obtaining the Requisite Parent Vote) and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Parent will have any preemptive right or similar rights in respect thereof.

(b) Subject to receipt of the Requisite Parent Vote, neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with each of the terms and provisions hereof, nor the execution and delivery of the Bank Merger Agreement by Parent Bank, nor the consummation by Parent Bank of the transactions contemplated by the Bank Merger Agreement, nor compliance by Parent Bank with each of the terms and provisions of the Bank Merger Agreement will (i) violate any provision of the Parent Certificate, the Parent Bylaws, the Merger Sub Certificate or the Merger Sub Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Parent.

(c) The Board of Directors of Parent Bank has adopted the Bank Merger Agreement. Parent, as the sole shareholder of Parent Bank, has approved the Bank Merger Agreement, and the Bank Merger Agreement has been duly and validly executed and delivered by Parent Bank.

4.4 Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the NASDAQ and the approval of the listing on the NASDAQ of the shares of Parent Common Stock pursuant to this Agreement, (b) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act or the HOLA, as applicable, and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the OCC and approval of such applications, filings and notices, (d) the filing with the SEC of (i) any filings under applicable requirements of the Exchange Act, including the filing of the Joint Proxy Statement and (ii) the S-4 and declaration of effectiveness of the S-4, (e) the filing of the First-Step Merger Certificate with the New Jersey Secretary pursuant to the BCA, (f) the filing of the Second-Step Merger Certificates with the Delaware Secretary and the New Jersey Secretary in accordance with the DGCL and the BCA, respectively, (g) the filing of the Bank Merger Certificate and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Parent Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity or any third party are necessary in connection with (A) the execution and delivery by Parent of this Agreement, (B) the consummation by Parent of the Integrated Mergers and the other transactions contemplated hereby, (C) the execution and delivery by Parent Bank of the Bank Merger Agreement or (D) the consummation by Parent Bank of the Bank Merger.

4.5 Reports. Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2014 with any Regulatory Agencies, including any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and have paid in full all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Parent and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2014, except where such proceedings or investigation would not reasonably be expected to be, either individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries and (iii) to the knowledge of Parent there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries since January 1, 2014, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent. Parent and its Subsidiaries have fully resolved in all material respects all “matters requiring immediate attention” as identified by any such Regulatory Agency.

4.6 Financial Statements.

(a) The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been, since January 1, 2014, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. KPMG LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2017, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Parent. Parent (x) has implemented and maintains disclosure controls and procedures (as defined in Rule

13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. These disclosures were made in writing by management to Parent’s auditors and audit committee and a true, correct and complete copy has previously been made available to the Company. As of the date of this Agreement, there is no reason to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2014, (i) neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Parent, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to the knowledge of Parent to any director or officer of Parent.

4.7 Broker’s Fees. With the exception of the engagement of Piper Jaffray & Co., neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Integrated Mergers or related transactions contemplated by this Agreement.

4.8 Absence of Certain Changes or Events. Since December 31, 2016, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

4.9 Legal Proceedings.

(a) Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries (or that, upon consummation of the Integrated Mergers, would apply to Parent or any of its affiliates) that would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.

4.10 Taxes and Tax Returns. Each of Parent and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes of Parent and its Subsidiaries that are due have been fully and timely paid or adequate reserves therefor have been made on the financial statements of Parent and its Subsidiaries. Each of Parent and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Parent or any of its Subsidiaries, and there are no pending or threatened (in writing) disputes, claims, audits, examinations or other proceedings regarding any material Taxes of Parent and its Subsidiaries or the assets of Parent and its Subsidiaries which have not been paid, settled or withdrawn or for which adequate reserves have not been established.

4.11 Employees.

(a) With respect to each Parent Benefit Plan (as defined below) that is subject to Title IV or Section 302 of ERISA or Sections 412, 430 or 4971 of the Code: (i) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) the present value of accrued benefits under such Parent Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Parent Benefit Plan’s actuary with respect to such Parent Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Parent Benefit Plan allocable to such accrued benefits, (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iv) all premiums to the PBGC have been timely paid in full, (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Parent or any of its Subsidiaries, and (vi) the PBGC has not instituted proceedings to terminate any such Parent Benefit Plan. For purposes of this Agreement, “Parent Benefit Plans” mean all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, whether funded or unfunded, and all pension, benefit, retirement, bonus, stock option, stock purchase, employee stock ownership, restricted stock, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) to or with respect to which Parent or any Subsidiary, is a party or has or would reasonably be expected to have any current or future obligation or that are sponsored, maintained, contributed to or required to be contributed to by Parent or any of its Subsidiaries for the benefit of any current or former employee, officer, director or independent contractor who is a natural person (or any spouse or dependent of such individual) of Parent or any of its Subsidiaries.

(b) None of Parent, its Subsidiaries nor any Parent ERISA Affiliate (as defined below) has, at any time during the last six years, sponsored, maintained, contributed to or been obligated to contribute to any plan that is a Multiemployer Plan or a Multiple Employer Plan, and none of Parent and its Subsidiaries nor any Parent ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part 1 of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan. For purposes of this Agreement, the term “Parent ERISA Affiliate” means any trade or business, whether or not incorporated that together with Parent would be deemed a “single employer” within the meaning of Section 4001 of ERISA.

(c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability, delivery or funding of, or increase in the amount or value of, any payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director or independent contractor who is a natural person of Parent or any of its Subsidiaries, or result in any limitation on the right of Parent or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Parent Benefit Plan or related trust.

4.12 SEC Reports. An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be, since December 31, 2014 (collectively, the “Parent Reports”) is publicly available. No such Parent Report as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2014, as of their respective dates, all Parent Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Parent Reports.

4.13 Compliance with Applicable Law. Parent and each of its Subsidiaries hold, and have at all times since December 31, 2014 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid in full all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, and to the knowledge of Parent no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Parent and each of its Subsidiaries have at all times since December 31, 2014 complied in all material respects with, and are not in material default or violation under, any, applicable Laws, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Federal Deposit Insurance Corporation Improvement Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Each of the Subsidiaries of Parent that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better. Without limitation, none of Parent or any of its Subsidiaries, or to the knowledge of Parent, any director, officer, employee, agent or other person acting on behalf of Parent or any of its Subsidiaries has, directly or indirectly, (a) used any funds of Parent or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Parent or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law, (d) established or maintained any unlawful fund of monies or other assets of Parent or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Parent or any of its Subsidiaries or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Parent or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Parent or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

4.14 Agreements with Regulatory Agencies. Except as set forth on Section 4.14 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been, since January 1, 2014, a recipient of any supervisory letter from, or, since January 1, 2014, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised in writing or, to the knowledge of Parent, orally, since January 1, 2014, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement.

4.15 Takeover Protections. No Takeover Statute is applicable to this Agreement, the Integrated Mergers or any of the other transactions contemplated by this Agreement under the DGCL.

4.16 Reorganization. Parent has not taken any action, and is not aware of any fact or circumstance, that could reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

4.17 Opinion. Prior to the execution of this Agreement, the Board of Directors of Parent has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Piper Jaffray & Co. to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration is fair from a financial point of view to Parent. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.18 Parent Information. The information relating to Parent and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4 and the information relating to Parent and its Subsidiaries that is specifically provided by Parent or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Joint Proxy relating to Parent and its Subsidiaries and other portions within the reasonable control of Parent and its Subsidiaries, will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

4.19 Financing. Parent has, or will have available to it at the Closing, all funds necessary to satisfy the payment of the aggregate Cash Consideration that, subject to the terms and conditions set forth herein, becomes payable by Parent hereunder.

4.20 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Parent in this Article IV, neither Parent nor any other person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other person makes or has made any representation or warranty to the

Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Parent in this Article IV, any oral or written information presented to the Company or any of its affiliates or representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Parent acknowledges and agrees that neither the Company nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business of the Company Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as expressly contemplated by this Agreement (including as set forth in the Company Disclosure Schedule), required by law or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course in all material respects, use reasonable best efforts to maintain and preserve intact its business organization, employees, independent contractors and advantageous business relationships and take no action that would reasonably be expected to adversely affect or delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or for the Company to perform its covenants and agreements hereunder or to consummate the transactions contemplated hereby on a timely basis.

5.2 Company Forbearances. During the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as set forth in the Company Disclosure Schedule, as expressly contemplated by this Agreement or as required by Law, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):

(a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of the Company or any of its wholly-owned Subsidiaries to the Company or any of its other Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (other than any Subsidiary of the Company);

(b)

(i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends by the Company at a rate not in excess of $0.01 per share of Company Common Stock (except that if Parent increases the rate of its regular quarterly dividends on Parent Common Stock paid by it during any fiscal quarter after the date hereof relative to that paid by it during the immediately preceding fiscal quarter, the Company shall be permitted to increase the rate of dividends on Company Common Stock paid by it during the same fiscal quarter by the same proportion (or if not possible in the same quarter, in the next fiscal quarter with an appropriate “catch-up” adjustment to account for the amounts that would have been paid in the prior quarter) subject in all respects to any receipt of regulatory approval required in connection with such dividend increase), (B) dividends paid by any of the Subsidiaries of the Company to the Company or any of its wholly-owned Subsidiaries or (C) the acceptance of shares of Company Common Stock as payment for the exercise price of the Company Stock Options or for withholding Taxes incurred in connection with the exercise of the Company Stock Options or the vesting or settlement of the Company Equity Awards, in each case, in accordance with the applicable Company Equity Plan and the applicable award agreements);

(iii) except as required under applicable law or the terms of any Company Benefit Plan existing as of the date hereof, grant any stock options, stock appreciation rights, performance shares, restricted stock units, deferred stock units, shares of restricted stock or other equity or equity-based awards or interests or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv) issue, sell or otherwise permit to become outstanding (including by issuing any shares of Company Common Stock that are held as “treasury shares” as of the date of this Agreement) any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of stock options or the settlement of equity compensation awards outstanding as of the date hereof in accordance with their terms;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any individual, corporation or other entity other than a wholly-owned Subsidiary of the Company, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case, other than in the ordinary course of business consistent with past practice;

(d) except for transactions in the ordinary course of business, make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned Subsidiary of the Company;

(e) terminate, materially amend, or waive any material provision of, any Company Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or any material lease, other than normal renewals of contracts and leases without material adverse changes of terms with respect to the Company, or enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement other than in the ordinary course of business consistent with past practice;

(f) except as required under applicable law or the terms of any Company Benefit Plan existing as of the date hereof, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, practice, policy, contract or arrangement for the benefit or welfare of any current or former employee, officer, director or independent contractor who is a natural person (or any spouse or dependent of such individual), (ii) amend in any material manner (whether in writing or through the interpretation of) any Company Benefit Plan, (iii) increase the compensation or benefits payable to any current or former employee, officer, director, or independent contractor who is a natural person (or any spouse or dependent of such individual), except (x) for annual base salary or wage increases for employees (other than directors or executive officers) and corresponding increases in incentive opportunities in the ordinary course of business consistent with past practice, that do not exceed, with respect to any individual, seven and one-half percent (7.5%) of such individual’s base salary or wage rate in effect as of the date hereof and (y) in connection with promotions that are permitted by this Section 5.2(f) to the extent appropriate to align the promoted employee’s compensation with that of similarly situated employees, (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, (v) grant, or accelerate the vesting of, any equity or equity-based awards or other compensation, (vi) negotiate or enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, other than in the case of separation agreements entered into in the ordinary course of business consistent with past practice with respect to individuals whose employment or services are terminated consistent with this Section 5.2(f), (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose target total annual compensation opportunity is greater than $100,000, other than for cause (as determined in the ordinary course of business and consistent with past practice), (ix) hire or promote any officer, employee or independent contractor who is a natural person who has a target total annual compensation opportunity greater than $100,000 or (x) waive, release or limit any non-compete, non-solicit, non-interference, non-disparagement or confidentiality obligation of any current or former employee or independent contractor who is a natural person of the Company or any of its Subsidiaries;

(g) settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount and/or for consideration not in excess of $50,000 individually or $100,000 in the aggregate (net of any insurance proceeds or indemnity, contribution or similar payments received by the Company or any of its Subsidiaries in respect thereof) and that would not impose any material restriction on the business of it or its Subsidiaries or the Surviving Corporation;

(h) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

(i) amend the Company Certificate, Company Bylaws or comparable governing or organizational document of any of its Subsidiaries;

(j) merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(k) materially restructure or materially change (i) its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise or (ii) the manner in which the portfolio is classified or reported, except, in the case of clause (ii), as may be required by GAAP or by applicable Laws, regulations, guidelines or policies imposed by any Governmental Entity, or purchase any security rated below investment grade;

(l) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Integrated Mergers set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law;

(m) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable Laws, regulations, guidelines or policies imposed by any Governmental Entity;

(n) (i) enter into any material new line of business, or change in any material respect its lending, investment, underwriting, originating, acquiring, selling, deposit pricing, risk and asset liability management and other banking and operating policies or practices (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity or (ii) make any loans or extensions of credit except in the ordinary course of business consistent with past practice, provided that (A) any loan or extension of credit (excluding renewals and modifications in the ordinary course of business; provided that Company shall provide Parent with prior notice of any renewals or modifications that are excluded from the requirements of this Section 5.2(n)(A) pursuant to this paranthetical) that is not as of the date of this Agreement approved and committed (a schedule of which approved and committed loans has been made available to Parent) in excess of $12,500,000 shall require the prior written approval of the Chief Credit Officer of Parent or another officer designated by Parent, which approval shall be deemed to have been granted unless Parent has rejected such request in writing within two (2) business days after the loan package is delivered by the Company to the Chief Credit Officer of Parent and (B) the Company shall provide, on a bi-weekly basis, Parent with a schedule setting forth any loan or extension of credit in excess of $7,000,000 made by the Company or any of its Subsidiaries during such period;

(o) change in any material respect its hedging practices and policies, except as required by Law or requested by a Regulatory Agency;

(p) make, or commit to make, any capital expenditures in excess of $250,000 in the aggregate;

(q) make, change or revoke any material Tax election, adopt or change any material Tax accounting method, file any material amended Tax Return, settle or compromise any material Tax Liability, claim or assessment or agree to an extension or waiver of the limitation period to any material Tax claim or assessment, grant any power of attorney with respect to material Taxes, surrender any right to claim a refund of material Taxes, enter into any closing agreement with respect to any material Tax or refund or amend any material Tax Return;

(r) make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries;

(s) materially reduce the amount of insurance coverage or fail to renew any material existing insurance policy, in each case, with respect to the properties or assets of the Company or any of its Subsidiaries; or

(t) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3 Parent Forbearances. During the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as set forth in the Parent Disclosure Schedule, as expressly contemplated by this Agreement or as required by Law, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed):

(a) amend the Parent Certificate or Parent Bylaws in a manner that would adversely affect the economic benefits of the Integrated Mergers to the holders of Company Common Stock or adversely affect the holders of Company Common Stock relative to other holders of Parent Common Stock;

(b) adjust, split, combine or reclassify any capital stock of Parent or make, declare or pay any extraordinary dividend on any capital stock of Parent;

(c) incur any indebtedness for borrowed money that would reasonably be expected to prevent Parent or its Subsidiaries from assuming the Company’s or its Subsidiaries’ outstanding indebtedness; provided that this clause (c) shall not limit or restrict the ability of Parent or any of its Subsidiaries to issue any subordinated debt securities;

(d) take any action that is intended to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Integrated Mergers set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

(e) make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity, in each case, in excess of $5,000,000, other than in any wholly owned Subsidiary of Parent, and except for transactions in the ordinary course of business or in a transaction that, together with such other transactions, is not reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed;

(f) merge or consolidate itself or any of its Subsidiaries with any other person (i) where it or its Subsidiary, as applicable, is not the surviving person or (ii) if the merger or consolidation is reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed, or restructure or reorganize in any material manner or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(g) take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

(h) knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Parent or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby; or

(i) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

5.4 Tax-free Reorganization. Parent, Merger Sub and the Company shall use their commercially reasonable efforts to cause their appropriate officers to execute and deliver to Skadden, Arps, Slate, Meagher & Flom LLP and to Wachtell, Lipton, Rosen & Katz, respectively, certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsel, at such time or times as may be reasonably requested by such counsel, including the effective date of the Joint Proxy Statement and the Closing Date, in connection with such counsel’s deliveries of opinions with respect to the Tax treatment of the Integrated Mergers.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Parent and the Company shall promptly prepare and file with the SEC, no later than thirty (30) business days after the date of this Agreement, the Joint Proxy Statement and Parent shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Parent and the Company shall cooperate in respect of the form and content of any other communication with shareholders of the Company. Each of Parent and the Company shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and Parent and the Company shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement as promptly as practicable, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use their respective reasonable best efforts to promptly (and in the case of the regulatory applications to the Federal Reserve Board and the OCC within thirty (30) business days after the date of this Agreement) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all Requisite Regulatory Approvals and other permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Integrated Mergers and the Bank Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. The parties hereto shall respond as promptly as reasonably practicable to the requests of Governmental Entities for documents and information. Parent shall have the right and, except in connection with the National Bank Conversion, the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on, in each case subject to applicable laws relating to the exchange of information (and subject to necessary redactions relating to confidential or sensitive information), all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each party will provide the other with copies of any applications and all correspondence (other than any applications filed and correspondence made by or on behalf of Parent in connection with the National Bank Conversion) relating thereto prior to filing and with sufficient opportunity to comment, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality (except any competitively sensitive business or other proprietary information (but not any confidential supervisory information) of the Company that is necessary for Parent to prepare and file any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals; provided, that Parent shall request confidential treatment of any such information regarding the Company, permit the Company, at the Company’s sole cost and expense, to control the defense of any challenge to such confidential treatment request and will not release any such information publicly pursuant to Freedom of Information Act requests or similar rules without the Company’s consent). Except with respect to the National Bank Conversion, the parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Except with respect to the National Bank Conversion, each party hereto shall consult with the other in advance of any formal meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences. Notwithstanding the foregoing or anything to the contrary in this Agreement, nothing contained herein shall be deemed to require Parent or the Company to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would that would reasonably be expected to have a material adverse effect (measured on a scale relative to the Company) on any of Parent, the Company or the Surviving Corporation, after giving effect to the Integrated Mergers (a “Materially Burdensome Regulatory Condition”).

(c) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Integrated Mergers, the Bank Merger and the other transactions contemplated by this Agreement.

(d) Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed. As used in this Agreement, the “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders or approvals from (x) the Federal Reserve Board and the OCC and (y) any other approvals set forth in Sections 3.4 and 4.4 which are necessary to consummate the transactions contemplated by this Agreement, including the Integrated Mergers and the Bank Merger (which may include, at Parent’s election, conversion of the Parent Bank from a federal savings bank to a national bank and registration of Parent as a bank holding company (collectively, the “National Bank Conversion”)).

6.2 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable laws, the Company, for the purposes of enabling Parent to verify the representations and warranties of the Company and to prepare for the Integrated Mergers and the other matters contemplated by this Agreement, shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of Parent, access, during normal business hours during the period from the date of this Agreement to the Effective Time, to all of the Company’s properties, books, contracts, commitments, personnel, information technology systems and records. The Company shall cooperate with Parent in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during the period from the date of this Agreement through the Effective Time, during normal business hours and in a manner so as not to unreasonably interfere with normal business operations of the Company, the Company shall, and shall cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by the Company during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which the Company is not permitted to disclose under applicable law) and (ii) all other information concerning the Company’s business, properties and personnel as Parent may reasonably request. Parent shall use commercially reasonable efforts to minimize any material interference with Company’s regular business operations during any such access. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the Company’s customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Company will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Parent shall hold all information furnished by or on behalf of the Company or any of the Company’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the mutual nondisclosure agreement, dated June 5, 2017, between Parent and the Company (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3 Shareholders’ Approvals.

(a) Each of Parent and the Company shall call, give notice of, convene and hold a meeting of its shareholders (the “Parent Meeting” and the “Company Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Company Vote and the Requisite Parent Vote required in connection with this Agreement, the First-Step Merger and the Parent Share Issuance and, if so desired and mutually agreed, upon other matters of the type customarily brought before a special meeting of shareholders to approve a merger agreement or otherwise approve the transactions contemplated hereby, and each shall use its reasonable best efforts to cause such meetings to occur as promptly as reasonably practicable and on the same date.

(b) The Board of Directors of each of Parent (except in the case of a Parent Adverse Recommendation Change that the Board of Directors of Parent is permitted to make under Section 6.3(c)) and the Company (except in the case of a Company Adverse Recommendation Change that the Board of Directors of the Company is permitted to make under Section 6.3(d)) shall use its reasonable best efforts to obtain from the shareholders of Parent and the Company, as the case may be, the Requisite Parent Vote, in the case of Parent, and the Requisite Company Vote, in the case of the Company, including by communicating to its respective shareholders its recommendation (and including such recommendation in the Joint Proxy Statement) that such shareholders approve (i) this Agreement and the transactions contemplated hereby, in the case of the Company, and (ii) the Parent Share Issuance, in the case of Parent.

(c) Subject to Section 8.1 and Section 8.2, if the Board of Directors of Parent, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend approval of the Parent Share Issuance, then in submitting the Parent Share Issuance to its shareholders, the Board of Directors of Parent may (but shall not be required to) withhold, withdraw or modify in a manner adverse to the Company or submit the Parent Share Issuance to Parent’s shareholders without a recommendation (each, a “Parent Adverse Recommendation Change”) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Parent may communicate the basis for its lack of a recommendation to Parent’s shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Board of Directors of Parent may not take any actions under this Section 6.3(c) unless (i) Parent gives the Company at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the events or circumstances giving rise to its determination to take such action and (ii) at the end of such notice period, the Board of Directors of Parent takes into account any amendment or modification to this Agreement proposed by the Company (it being understood that the Company shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement.

(d) Subject to Section 8.1 and Section 8.2, if the Board of Directors of the Company, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to its shareholders, the Board of Directors of the Company may (but shall not be required to) withhold, withdraw or modify in a manner adverse to Parent or submit this Agreement to the Company’s shareholders without recommendation (each, a “Company Adverse Recommendation Change”) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors may communicate the basis for its lack of a recommendation to the Company’s shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Board of Directors of the Company may not take any actions under this Section 6.3(d) unless (i) if such action is taken in response to an Acquisition Proposal, such Acquisition Proposal did not result from a breach by the Company of Section 6.13 and such Acquisition Proposal constitutes a Superior Proposal and (ii) the Company gives Parent at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the events or circumstances giving rise to its determination to take such action (including, if such action is taken in response to an Acquisition Proposal, its basis for determining that such Acquisition Proposal constitutes a Superior Proposal (including the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other events or circumstances)); and (iii) at the end of such notice period, the Board of Directors of the Company takes into account any amendment or modification to this Agreement proposed by Parent (it being understood that Parent shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement (and, if such action is taken in response to an Acquisition Proposal, that such Acquisition Proposal is a Superior Proposal). Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3(d) and will require a new determination and notice period as referred to in this Section 6.3(d).

(e) Parent or the Company shall adjourn or postpone the Parent Meeting or the Company Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Parent Common Stock or Company Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Parent or the Company, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Parent Vote or the Requisite Company Vote except that (i) Parent shall not be required to adjourn or postpone the Parent Meeting in the case of a Parent Adverse Recommendation Change that is permitted under Section 6.3(c) and (ii) the Company shall not be required to adjourn or postpone the Company Meeting in the case of a Company Adverse Recommendation Change that is permitted under Section 6.3(d). Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, each of the Parent Meeting and the Company Meeting shall be convened and this Agreement shall be submitted to the shareholders of each of Parent and the Company at the

Parent Meeting and the Company Meeting, respectively, for the purpose of voting on the adoption of this Agreement and the Parent Share Issuance, as applicable, and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve either Parent or the Company of such obligation. Parent, on the one hand, and the Company, on the other hand, shall only be required to adjourn or postpone the Parent Meeting or the Company Meeting, as applicable, two (2) times pursuant to the first sentence of this Section 6.3(e).

6.4 Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of Parent and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts, in each case as promptly as reasonably practicable, (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Integrated Mergers and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Integrated Mergers, the Bank Merger and the other transactions contemplated by this Agreement.

6.5 Stock Exchange Listing. Parent shall cause the shares of Parent Common Stock to be issued in the First-Step Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

6.6 Employee Matters.

(a) During the period commencing at the Effective Time and ending on the first anniversary thereof, Parent shall, or shall cause the Surviving Corporation to, provide to each employee of the Company or its Subsidiaries who continues to be employed by Parent or its Subsidiaries (including the Subsidiaries of the Surviving Corporation) immediately following the Effective Time (a “Continuing Employee”), while employed by Parent or its Subsidiaries after the Effective Time (and thereafter in the case of compensation or benefits payable following a termination of employment), with (i) a base salary or base wage rate, as applicable, that is no less favorable than the base salary or base wage rate, as applicable, provided by the Company or any of its Subsidiaries to such Continuing Employee as of immediately prior to the Effective Time, (ii) short- and long-term incentive compensation opportunities (excluding equity and equity-based compensation) that, in each case, are substantially comparable in the aggregate to the short- and long-term incentive compensation opportunities provided by the Company or any of its Subsidiaries to such Continuing Employee as of immediately prior to the Effective Time, and (iii) other compensation and employee benefits (other than severance benefits) that are substantially comparable in the aggregate to the other compensation and employee benefits provided by the Company or any of its Subsidiaries to such Continuing Employee as of immediately prior to the Effective Time. Without limiting the immediately preceding sentence, Parent shall, or shall cause the Surviving Corporation or one of its Subsidiaries to, provide to each Continuing Employee whose employment terminates during the 12-month period following the Effective Time with severance benefits equal to the greater of (A) the severance benefits for which such Continuing Employee was eligible as of immediately prior to the Effective Time and (B) the severance benefits for which employees of Parent and its Subsidiaries who are similarly situated to such Continuing Employee would be eligible under the severance plans or policies of Parent or its Affiliates, in each case, determined without taking into account any reduction after the Effective Time in the compensation paid to such Continuing Employee.

(b) With respect to any employee benefit plans of Parent or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Parent shall or shall cause the Surviving Corporation to: (i) use commercially reasonable efforts to waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan, (ii) provide each such employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under a Company Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans and (iii) recognize all service of such employees with the Company and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, or (C) to any benefit plan that is a frozen plan or provides grandfathered benefits.

(c) Effective as of, and contingent upon the occurrence of, the Effective Time, Parent shall, or shall cause the Surviving Corporation to, assume and honor all Company Benefit Plans in accordance with their terms, including terms related to the amendment or termination thereof. Parent hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the applicable Company Benefit Plans will occur at the Effective Time.

(d) Unless Parent requests otherwise in writing, effective prior to the Closing, the Company shall terminate the Sun National Bank 401(k) Plan (the “Terminated Plan”). Prior to the Effective Time, the Company shall provide Parent with resolutions adopted by the Company’s Board of Directors terminating the Terminated Plan, which shall provide for vesting of any accrued but unvested benefits under the Terminated Plan and the payment of any then unpaid employer matching contributions in respect of the year in which the Closing occurs, the form and substance of which shall be subject to the review of Parent, whose comments shall be considered by the Company in good faith. As soon as practicable following the Effective Time, with respect to the Terminated Plan, Parent shall permit or cause its Subsidiaries (including Parent Bank) to permit the Continuing Employees to (i) roll over their account balances and outstanding loan balances, if any, thereunder into a Tax-qualified “eligible retirement plan” within the meaning of Section 402(c)(8)(B) of the Code maintained by Parent or its Subsidiaries (including Parent Bank) (the “Parent Retirement Plan”) and (ii) reinvest the proceeds of any holdings in a Company Common Stock fund that were liquidated in connection with the Effective Time into a Parent Common Stock fund. Parent shall take any and all actions reasonably necessary to permit each Continuing Employee with an outstanding loan balance under the Terminated Plan as of the Effective Time to continue to make scheduled loan payments to the Terminated Plan after it is terminated pending the distribution and rollover of the Continuing Employee’s account balance from the Terminated Plan to the Parent Retirement Plan, as provided in the preceding sentence, such as to prevent a loan offset with respect to such outstanding loan.

(e) Nothing in this Agreement shall confer upon any employee, officer, director or independent contractor of the Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, the Company, Parent or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, the Company, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or independent contractor of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the third sentence of Section 9.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or independent contractor (or any spouse or dependent of such individual) of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, each of Parent and the Surviving Corporation shall indemnify and hold harmless, each present and former director, officer or employee of the Company and its Subsidiaries or fiduciaries of the Company or any of its Subsidiaries under the Company Benefit Plans (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, (i) the fact that such person is or was a director, officer or employee of the Company or any of its Subsidiaries or (ii) matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the consideration and approval of this Agreement and the consummation of the transactions contemplated by this Agreement, in each case, to the same extent as such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Certificate, the Company Bylaws or the governing or organizational documents of any Subsidiary of the Company, and Parent and the Surviving Corporation shall also advance expenses as incurred by such Company Indemnified Party to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company Certificate, the Company Bylaws, or the governing or organizational documents of any Subsidiary of the Company; provided, that, if requested by Parent, the Company Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification.

(b) For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company or its Subsidiaries or fiduciaries of the Company or any of its Subsidiaries under the Company Benefit Plans (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, however, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, the Company, in consultation with Parent, may (and at the request of Parent, the Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under the Company’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed, on an annual basis, the Premium Cap. If a “tail policy” is purchased as provided above, the Surviving Corporation shall maintain in full force and effect and not cancel such policy.

(c) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.

(d) The obligations of the Surviving Corporation, Parent and the Company under this Section 6.7 shall not be terminated or modified in a manner so as to adversely affect any Company Indemnified Party or any other person entitled to the benefit of this Section 6.7 without the prior written consent of the affected Company Indemnified Party.

6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of the Company, on the other hand) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Integrated Mergers, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

6.9 Advice of Changes. Parent and the Company shall each promptly (but in no event more than 24 hours) advise the other party of any change or event (a) that has had or is reasonably likely to have a Material Adverse Effect on it or (b) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of any condition set forth in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice or give rise to any right of termination under Article VIII, in each case unless the underlying breach would independently result in a failure of any of the conditions set forth in Section 7.2 or 7.3 to be satisfied. The delivery and content of any such notice shall not limit or otherwise affect any right or remedy under this Agreement (including under Article VII) of the party receiving such notice.

6.10 Litigation and Claims. Each of the Company and Parent shall promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, dispute, proceeding, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of either such party, threatened against the Company, Parent or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Bank Merger Agreement or the transactions contemplated hereby or thereby or any actions taken or to be taken by Parent, the Company or their respective Subsidiaries with respect hereto or thereto or (b) seeks to enjoin, restrain or prohibit the transactions contemplated hereby or thereby. The Company shall give Parent the opportunity to participate at Parent’s own expense in the defense or settlement of any shareholder litigation against the Company and/or its directors, officers or affiliates relating to the transactions contemplated by this Agreement, and the Company shall not agree to any such settlement without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.11 Dividends. After the date of this Agreement, each of Parent and the Company shall coordinate with the other the declaration of any dividends in respect of Parent Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Company Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the First-Step Merger.

6.12 Corporate Governance. Effective as of the Effective Time, Parent shall (a) increase the size of the Board of Directors of Parent to fourteen (14) members and, in its capacity as the sole shareholder of Parent Bank, take such actions as may be necessary to increase the size of the Board of Directors of Parent Bank to fourteen (14) members and (b) appoint two (2) current members of the Board of Directors of the Company, to be selected by the Leadership Committee of Parent in consultation with the Board of Directors of Parent and the Board of Directors of the Company, to the Boards of Directors of Parent and Parent Bank; provided, that (i) if, prior to the two year anniversary of the Closing. any such appointee resigns from such directorship, then the Leadership Committee of Parent shall select a current member of the Board of Directors of the Company as a candidate to fill the vacancy created by such resignation and shall put forth such candidate for consideration by the Board of Directors of Parent in accordance with Section 2 of Article II of the Parent Bylaws and (ii) Parent shall, in its capacity as the sole shareholder of Parent Bank, take such actions as may be necessary to appoint such individual to the Board of Directors of Parent Bank. Each such appointee shall be appointed to a class of the Boards of Directors of Parent and Parent Bank to be selected by Parent in its discretion (provided that such appointees shall be allocated among the classes as evenly as possible) and each individual who is selected to fill a vacancy in accordance with the proviso set forth in this Section 6.12 shall be appointed to the class of the Board of Directors of Parent and Parent Bank in which such vacancy exists.

6.13 Acquisition Proposals.

(a) The Company agrees that it will not, and will cause its Subsidiaries and its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal, except, for purposes of this clause (iii), to notify such person of the existence of the provisions of this Section 6.13(a); provided, that, for purposes of this clause (iii), prior to the date of receipt of the Requisite Company Vote, in the event the Company receives an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 6.13(a), it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information or data or participating in any discussions, in each case, permitted pursuant to the foregoing proviso, the Company shall have provided such information or data to Parent and shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with the Company. The Company will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Parent with respect to any Acquisition Proposal and will use its reasonable best efforts, subject to applicable law, to (x) enforce any confidentiality, standstill or similar agreement relating to an Acquisition Proposal and (y) within ten (10) business days after the date hereof, request and confirm the return or destruction of any confidential information provided to any person (other than Parent) pursuant to such agreement. Promptly (and in any event within twenty-four (24) hours) following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, the Company shall advise Parent of such Acquisition Proposal or inquiry and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal, copies of any written Acquisition Proposal and written summaries of any material oral communications relating to an Acquisition Proposal), and will keep Parent apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal.

(b) As used in this Agreement,

(i) “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in; (A) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of the Company and its Subsidiaries or 25% or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the Company; (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the Company; or (C) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company (or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the Company); and

(ii) “Superior Proposal” shall mean any bona fide written offer or proposal made by a third party for an Acquisition Proposal that the Company’s Board of Directors determines in good faith (after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors) (A) would, if consummated, result in the acquisition of substantially all, but not less than substantially all, of the issued and outstanding shares of Company Common Stock or all or substantially all of the assets of the Company; (B) would result in a transaction that (1) involves consideration to the holders of the shares of Company Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the shareholders of the Company pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond, or in addition to, those specifically contemplated hereby, and which proposal is not conditioned upon obtaining financing and (2) is, in light of the other terms of such proposal, more favorable to the shareholders of the Company than the Integrated Mergers and the transactions contemplated by this Agreement; and (C) is reasonably likely to be completed on the terms proposed, in each case, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal.

(c) Nothing contained in this Agreement shall prevent the Company or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.14 Board of Directors and Committee Meetings. Following receipt of the Requisite Regulatory Approvals, the Company shall permit representatives of Parent and Parent Bank to attend any meeting of its Board of Directors or the executive and loan committees thereof as an observer, subject to the Confidentiality Agreement; provided, that the Company shall not be required to permit such representatives to remain present during any confidential discussions of this Agreement and the transactions contemplated hereby or any Acquisition Proposal or during any other matter (a) that the Board of Directors of the Company has reasonably determined to be confidential with respect to the participation of Parent or Parent Bank or (b) that the Company would not be required to disclose under Section 6.2 of this Agreement.

6.15 Loan Participations. Upon reasonable notice, the Company shall use commercially reasonable efforts to provide Parent with access to the originating lenders of the Loan Participations for the purpose of enabling Parent to conduct reasonable due diligence on such Loan Participations; provided that Parent shall not contact or communicate with Loan Participants in any manner relating to the Company or the Company’s business without the Company’s prior approval and the Company shall have the right to participate in any such contact or communication.

6.16 Public Announcements. The Company and Parent shall each use their reasonable best efforts to develop a joint communications plan, to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan and, except in respect of (i) any announcement required by applicable law or regulation, (ii) communications that are substantially similar to communications previously approved pursuant to this Section 6.16 or (iii) communications (x) permitted by Section 6.3 or Section 6.13(c) or (y) required by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.17 Restructuring Efforts. If either the Company or Parent shall have failed to obtain the Requisite Company Vote or the Requisite Parent Vote at the duly convened Company Meeting or Parent Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of the capital stock of the Company as provided for in this Agreement, in a manner adverse to such party or its shareholders or adversely affect the Tax treatment of the Integrated Mergers with respect to the Company’s shareholders) and/or resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 6.17) to its respective shareholders for approval.

6.18 Takeover Statutes. None of the Company, Parent or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Integrated Mergers or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Integrated Mergers and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of Parent and the Company and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.19 Exemption from Liability Under Section 16(b) of the Exchange Act. The Company and Parent agree that, in order to most effectively compensate and retain the Company Insiders (as defined below), both prior to and after the Effective Time, it is desirable that the Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Company Common Stock and the Company Equity Awards in the First-Step Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.19. The Board of Directors of Parent and of the Company, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall, prior to the Effective Time, take all such steps as may be required to cause (in the case of the Company) any dispositions of Company Common Stock or the Company Equity Awards by the officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Company Insiders”), and (in the case of Parent) any acquisitions of Parent Common Stock by any Company Insiders who, immediately following the Integrated Mergers, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.20 Assumption of Company Debt. Parent agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of Parent, the Surviving Corporation or Parent Bank (as the case may be), at or prior to the Effective Time or at or prior to the effective time for the Bank Merger for any debt of Company Bank, one or more supplemental indentures, guarantees, and/or other instruments required for the due assumption of the Company’s or the Company Bank’s outstanding indebtedness, in each case, to the extent (i) such indebtedness is specifically disclosed in the financial statements included in the Company Reports or otherwise is set forth in Section 6.20 of the Company Disclosure Schedule and (ii) such assumption is required by the terms of such indebtedness.

6.21 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Parent and Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation To Effect the Integrated Mergers. The respective obligations of the parties to effect the Integrated Mergers shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. The Requisite Parent Vote and the Requisite Company Vote shall have been obtained.

(b) NASDAQ Listing. The shares of Parent Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

(c) Requisite Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no Requisite Regulatory Approval shall include or contain, or shall have resulted in the imposition of, any Materially Burdensome Regulatory Condition.

(d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) No Injunctions or Restraints; Illegality. (i) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Integrated Mergers or any of the other transactions contemplated by this Agreement shall be in effect and (ii) no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Integrated Mergers.

7.2 Conditions to Obligations of Parent. The obligation of Parent to effect the Integrated Mergers is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Sections 3.2(a), 3.7, 3.8(a) and 3.22(b) (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of the Company set forth in Sections 3.1(a), 3.1(b), 3.2(c), 3.3(a), 3.3(b)(i) and 3.3(c) (in each case, after giving effect to the lead in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of the Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Corporation. Parent shall have received a certificate, dated as of the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate, dated as of the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c) Tax Opinion. Parent shall have received the written opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, that are consistent with the state of facts existing in the Effective Time, the Integrated Mergers shall together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP may rely upon the certificates, representations and covenants referred to in Section 5.4.

(d) FIRPTA Certificate. The Company shall have delivered to Parent a duly executed certificate, dated as of the Closing Date, in form and substance as prescribed by Treasury regulations promulgated under Section 1445 of the Code, stating that the Company is not, and has not been, during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.

7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Integrated Mergers is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth in Sections 4.2(a) and 4.8 (in each case, after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Parent set forth in Sections 4.1(a), 4.1(b), 4.3(a), 4.3(b)(i) and 4.3(c) (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Parent set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Parent. The Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(c) Tax Opinion. The Company shall have received the written opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, that are consistent with the state of facts existing in the Effective Time, the Integrated Mergers shall together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Wachtell, Lipton, Rosen & Katz may rely upon the certificates, representations and covenants referred to in Section 5.4.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the Requisite Company Vote or the Requisite Parent Vote:

(a) by mutual consent of Parent and the Company in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

(b) by either the Board of Directors of Parent or the Board of Directors of the Company, if (i) any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Integrated Mergers or the Bank Merger and such denial has become final and nonappealable, or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the Integrated Mergers or the Bank Merger, unless, in either case, the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c) by either the Board of Directors of Parent or the Board of Directors of the Company, if the Integrated Mergers shall not have been consummated on or before the one (1) year anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Integrated Mergers to be so consummated by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either the Board of Directors of Parent or the Board of Directors of the Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Parent, or Section 7.3, in the case of a termination by the Company, and which is not cured within forty-five (45) days following written notice to the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e) by the Board of Directors of the Company, prior to the time the Requisite Parent Vote is obtained, if the Board of Directors of Parent shall have (i) failed to recommend in the Joint Proxy Statement that the shareholders of Parent approve the Parent Share Issuance, or withdrawn, modified or qualified such recommendation in a manner adverse to the Company, or resolved to do so, or (ii) materially breached its obligations under Section 6.3; or

(f) by the Board of Directors of Parent, prior to the time the Requisite Company Vote is obtained, if the Board of Directors of the Company shall have (i) failed to recommend in the Joint Proxy Statement that the shareholders of the Company adopt this Agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to Parent, or resolved to do so, (ii) failed to recommend against acceptance of any publicly disclosed tender offer or exchange offer for outstanding Company Common Stock (other than by Parent or an affiliate of Parent), within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act, in any such case whether or not permitted by the terms hereof, (iii) recommended or endorsed an Acquisition Proposal or (iv) materially breached its obligations under Sections 6.3 or 6.13.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) and this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Company shall be relieved or released from any liabilities or damages arising out of its fraud or knowing, intentional and material breach of any provision of this Agreement (which, in the case of the Company, shall include the loss to the holders of Company Common Stock of the economic benefits of the Integrated Mergers, including the loss of the premium offered to the shareholders of the Company).

(b) In the event that after the date of this Agreement and prior to the termination of this Agreement, (i) a bona fide Acquisition Proposal shall have been made known to senior management or the Board of Directors of the Company or has been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to the Company, (ii) (A) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(c) without the Requisite Company Vote having been obtained or (B) thereafter this Agreement is terminated by Parent pursuant to Section 8.1(d) as a result of a knowing and material breach by the Company occurring after the date of the Acquisition Proposal, and (iii) on or prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, a fee equal to $17,045,000 (the “Termination Fee”); provided, that for purposes of clause (iii) of this Section 8.2(b), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%” and clause (C) of the definition of Acquisition Proposal shall be deemed followed by “as a result of which holders of Company Common Stock immediately prior to such transaction cease to own at least 50% of the common stock of the surviving or resulting company (or its ultimate parent) immediately after such transaction.”

(c) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(f), then the Company shall, on the date of termination, pay Parent, by wire transfer of same day funds, a fee equal to the Termination Fee. Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages and without limiting the rights of Parent under Section 8.2(e), the maximum aggregate amount of fees payable by the Company under this Section 8.2 shall be a fee equal to the Termination Fee. In no event shall the Company be required to pay the Termination Fee on more than one occasion.

(d) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(e), then Parent shall, on the date of termination, pay the Company, by wire transfer of same day funds, a fee equal to the Termination Fee. Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages and without limiting the rights of the Company under Section 8.2(e), the maximum aggregate amount of fees payable by Parent under this Section 8.2 shall be a fee equal to the Termination Fee. In no event shall Parent be required to pay the Termination Fee on more than one occasion.

(e) Each of Parent and the Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Parent nor the Company would not enter into this Agreement; accordingly, if Parent or the Company, as applicable, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, Parent or the Company, as applicable, commences a suit which results in a judgment against the non-paying party for the Termination Fee, Parent or the Company, as applicable, shall pay the costs and expenses of Parent or the Company (including attorneys’ fees and expenses), as applicable, in connection with such suit. In addition, if Parent or the Company, as applicable, fails to pay the amounts payable pursuant to this Section 8.2, then Parent or the Company, as applicable, shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid. The amounts payable by Parent or the Company, as applicable, pursuant to this Section 8.2 constitute liquidated damages and not a penalty, and, except in the cause of fraud or a knowing, intentional and material breach, shall be the sole monetary remedy of Parent or the Company, as applicable, in the event of a termination of this Agreement specified in such section.

8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Integrated Mergers by the shareholders of Parent and the shareholders of the Company; provided, however, that after adoption of this Agreement by the shareholders of the Company or the approval of the Parent Share Issuance by the shareholders of Parent, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended, modified or supplemented in any matter except by an instrument in writing signed on behalf of each of the parties hereto.

8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally permitted, extend the time for the performance of any of the obligations or other acts of the other parties hereto, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that, after adoption of this Agreement by the shareholders of the Company or the approval of the Parent Share Issuance by the shareholders of Parent, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with an obligation, covenant, agreement or condition.

ARTICLE IX

GENERAL PROVISIONS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.2 Expenses. Except as expressly provided herein (including Section 8.2), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC in connection with the Integrated Mergers shall be borne equally by Parent and the Company.

9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied or emailed (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Company, to:

Sun Bancorp, Inc.

350 Fellowship Rd., Suite 101

Mt. Laurel, New Jersey, 08054

Attention: Thomas M. O’Brien

Facsimile: Patricia M. Schaubeck

Email: TOBrien@sunnb.com and PSchaubeck@sunnb.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 W 52nd St.

New York, NY 10019

Attention:         Nicholas G. Demmo

                          Edward D. Herlihy

Facsimile:          (212) 403-2000

Email:                 EDHerlihy@wlrk.com and NGDemmo@wlrk.com

        and

if to Parent, to:

OceanFirst Financial Corp.

975 Hooper Avenue

Toms River, New Jersey 08753

Attention:         Christopher D. Maher

Facsimile:        (732) 349-5070

Email:               cmaher@oceanfirst.com

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention:         David C. Ingles

Facsimile:        (917) 777-2697

Email:               David.Ingles@skadden.com

9.4 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents, defined term index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order to be closed. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge of the Company” means the actual knowledge (after due inquiry) of any of the officers of the Company listed on Section 9.4 of the Company Disclosure Schedule, and the “knowledge of Parent” means the actual knowledge

(after due inquiry) of any of the officers of Parent listed on Section 9.4 of the Parent Disclosure Schedule. As used herein, (a) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (b) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (c) unless the context otherwise requires, the term “party” means a party to this agreement irrespective of whether such term is followed by the word “hereto” or the words “to this Agreement” and (d) the term “made available” means any document or other information that was (i) included in the virtual data room of a party at least two (2) business days prior to the date hereof or (ii) filed by a party with the SEC and publicly available on EDGAR at least two (2) business days prior to the date hereof. The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and the exhibit hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. No disclosure shall be required to be made pursuant to this Agreement that would involve the disclosure of confidential supervisory information of a Governmental Entity by any party hereto to the extent prohibited by applicable law, and, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.

9.5 Counterparts. This Agreement may be executed (including in any manner permitted by Section 9.12 of this Agreement) in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.6 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitute the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.7 Governing Law; Jurisdiction.

(a) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law (except that the matters relating to the fiduciary duties of the Board of Directors of the Company shall be subject to the laws of the State of New Jersey).

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.3.

9.8 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUIT, ACTION OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

9.9 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except as otherwise specifically provided in Section 6.7, which is intended to benefit each Company Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.10 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to seek specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Integrated Mergers), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.12 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

OCEANFIRST FINANCIAL CORP.

By:	/s/ Christopher D. Maher
Name: Christopher D. Maher
Title: Chairman, President & CEO

MERCURY MERGER SUB CORP.

By:	/s/ Steven J Tsimbinos
Name: Steven J Tsimbinos
Title: Executive Vice President,
Treasurer & Secretary

SUN BANCORP, INC.

By:	/s/ Thomas M. O’Brien
Name: Thomas M. O’Brien
Title: Chief Executive Officer &
President